UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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2828 N. Harwood St., 15th Floor
Dallas, Texas 75201

April 12, 2011

Dear MoneyGram Stockholder:

You are invited to attend a special meeting of stockholders of MoneyGram International, Inc. (the “Special Meeting”) that will be held at the Dallas/Plano Marriott at Legacy Town Center, 7120 Dallas Parkway, Plano, Texas, on Wednesday, May 18, 2011, at 8:00 a.m. Central Daylight Time.

Details of the business to be conducted at the Special Meeting are described in the attached Notice of Special Meeting of Stockholders and proxy statement.

Your vote is important. Whether or not you plan to attend the Special Meeting, please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. If you plan to attend the Special Meeting, you may vote in person.

We look forward to seeing you at the Special Meeting.

Sincerely,

Pamela H. Patsley
Chairman and Chief Executive Officer

2828 N. Harwood St., 15th Floor
Dallas, Texas 75201

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

April 12, 2011

To the Stockholders of MoneyGram International, Inc.:

Notice is hereby given that a special meeting of the stockholders of MoneyGram International, Inc. (the “Special Meeting”) will be held at the Dallas/Plano Marriott at Legacy Town Center, 7120 Dallas Parkway, Plano, Texas, on Wednesday, May 18, 2011, at 8:00 a.m. Central Daylight Time, to consider and act on the following matters:

1. To consider and vote on a proposal (i) to approve that certain Recapitalization Agreement, dated as of March 7, 2011, by and among MoneyGram International, Inc. (“MoneyGram” or the “Company”), the affiliates and co-investors of Thomas H. Lee Partners, L.P. listed under the heading “THL Investors” on Exhibit A thereto (the “THL Investors”), and the affiliates of Goldman, Sachs & Co. listed under the heading “GS Investors” on Exhibit A thereto (the “GS Investors,” and together with the THL Investors, the “Investors”) (such agreement, the “Recapitalization Agreement”), pursuant to which:

•	the THL Investors will convert all of their shares of Series B Participating Convertible Preferred Stock (the “Series B Preferred Stock”) into common stock of the Company (“Common Stock”) in accordance with the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock (the “Series B Certificate of Designations”);

•	the GS Investors will convert all of their shares of Series B-1 Participating Convertible Preferred Stock (the “Series B-1 Preferred Stock”) into Series D Participating Convertible Preferred Stock (the “Series D Preferred Stock”) in accordance with the Certificate of Designations, Preferences and Rights of the Series B-1 Preferred Stock (the “Series B-1 Certificate of Designations”);

•	the Certificate of Designations, Preferences and Rights of the Series D Preferred Stock (the “Series D Certificate of Designations”) will be amended to add certain restrictions on the conversion and voting of the Series D Preferred Stock;

•	as consideration to the Investors to effect such conversions in accordance with the Series B Certificate of Designations and the Series B-1 Certificate of Designations and to forgo the rights to liquidation preferences and future dividends provided for in the Series B Certificate of Designations and the Series B-1 Certificate of Designations, as applicable, the Company will pay the Investors additional consideration in the form of cash and issue to the Investors additional shares of Common Stock or Series D Preferred Stock, as applicable; and

(ii) to approve the issuance of the additional shares of Common Stock issuable directly to the THL Investors at the closing of the recapitalization contemplated by the Recapitalization Agreement and the issuance of the shares of Common Stock issuable upon the conversion, in certain circumstances by holders other than the GS Investors or their affiliates, of the additional shares of Series D Preferred Stock issuable directly to the GS Investors at the closing of the recapitalization contemplated by the Recapitalization Agreement (“Proposal Number One”);

2. To consider and vote on a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to remove the GS Investors’ right to designate a director to serve on the Company’s board of directors (the “Board of Directors”), conditioned upon stockholder approval of Proposal Number One (“Proposal Number Two,” and together with Proposal Number One, the “Proposals”); and

3. To approve an adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the Proposals.

Only stockholders of record of Common Stock and Series B Preferred Stock at the close of business on April 11, 2011(the “record date”) are entitled to receive this notice and vote at the Special Meeting. The Company will transact no other business at the Special Meeting except such business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

To assure your representation at the Special Meeting, please access the automated telephone voting feature or the Internet voting option described on the proxy card, or vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

Timothy C. Everett
Executive Vice President, General Counsel and
Corporate Secretary

2828 N. Harwood St., 15th Floor
Dallas, Texas 75201

Your vote is important. Whether or not you plan to attend the Special Meeting, you are urged to sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. The delivery of your proxy will not affect your right to vote in person if you are present at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SPECIAL MEETING TO BE HELD ON MAY 18, 2011

The proxy statement and 2010 Form 10-K are available at www.moneygram.com.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

2828 N. Harwood St., 15th Floor
Dallas, Texas 75201

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This proxy statement (this “Proxy Statement”) is furnished to the stockholders of MoneyGram International, Inc. in connection with the solicitation of proxies by our Board of Directors for use at a Special Meeting (the “Special Meeting”) of Stockholders to be held at the Dallas/Plano Marriott at Legacy Town Center, 7120 Dallas Parkway, Plano, Texas, on Wednesday, May 18, 2011, at 8:00 a.m. Central Daylight Time and at any adjournment or postponement of the Special Meeting. This Proxy Statement is being mailed to our stockholders with a Notice of Special Meeting on or about April 18, 2011.

When used in this Proxy Statement, the terms “MoneyGram”, the “Company”, “we”, and “our” refer to MoneyGram International, Inc.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING

The following section provides brief answers to some of the more likely questions raised by the proposals described herein upon which you are to vote. This section is not intended to provide all of the information that is important to you. You are urged to read the entire Proxy Statement carefully, including the information incorporated by reference and the information in the Appendices attached hereto.

Q:  Who is soliciting my vote?

A:  The Board of Directors of MoneyGram is soliciting your vote at the Special Meeting.

Q:  What is the purpose of the Special Meeting?

A:  You will be voting:

1. On a proposal (i) to approve that certain Recapitalization Agreement, dated as of March 7, 2011, by and among the Company, the affiliates and co-investors of Thomas H. Lee Partners, L.P. listed under the heading “THL Investors” on Exhibit A thereto (the “THL Investors”), and the affiliates of Goldman, Sachs & Co. listed under the heading “GS Investors” on Exhibit A thereto (the “GS Investors,” and together with the THL Investors, the “Investors”) (such agreement, the “Recapitalization Agreement”), pursuant to which:

•	the THL Investors will convert all of their shares of Series B Participating Convertible Preferred Stock (the “Series B Preferred Stock”) into common stock of the Company (“Common Stock”) in accordance with the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock (the “Series B Certificate of Designations”);

•	the GS Investors will convert all of their shares of Series B-1 Participating Convertible Preferred Stock (the “Series B-1 Preferred Stock”) into Series D Participating Convertible Preferred Stock (the “Series D Preferred Stock”) in accordance with the Certificate of Designations, Preferences and Rights of the Series B-1 Preferred Stock (the “Series B-1 Certificate of Designations”);

•	the Certificate of Designations, Preferences and Rights of the Series D Preferred Stock (the “Series D Certificate of Designations”) will be amended to add certain restrictions on the conversion and voting of the Series D Preferred Stock;

•	as consideration to the Investors to effect such conversions in accordance with the Series B Certificate of Designations and the Series B-1 Certificate of Designations and to forgo the rights to liquidation preferences and future dividends provided for in the Series B Certificate of Designations and the Series B-1 Certificate of Designations, as applicable, the Company will pay the Investors additional consideration in the form of cash and issue to the Investors additional shares of Common Stock or Series D Preferred Stock, as applicable; and

(ii) to approve the issuance of the additional shares of Common Stock issuable directly to the THL Investors at the closing of the recapitalization contemplated by the Recapitalization Agreement and the issuance of the shares of Common Stock issuable upon the conversion, in certain circumstances by holders other than the GS Investors or their affiliates, of the additional shares of Series D Preferred Stock issuable directly to the GS Investors at the closing of the recapitalization contemplated by the Recapitalization Agreement (“Proposal Number One”);

2.	On a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to remove the GS Investors’ right to designate a director to serve on the Company’s board of directors (the “Board of Directors”), conditioned upon stockholder approval of Proposal Number One (“Proposal Number Two,” and together with Proposal Number One, the “Proposals”); and

3.	To approve an adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the Proposals.

Q:  What is the recommendation of the Board of Directors on the Proposals?

A:  The Board of Directors, acting upon the unanimous recommendation of a special committee of the Board of Directors established in connection with the Company’s consideration of a potential recapitalization transaction (the “Special Committee”), unanimously approved each of the Proposals. The Board of Directors recommends that you vote “FOR” the approval and adoption of each of the Proposals.

Q:  Why did the Board of Directors establish the Special Committee?

A:  The Board of Directors recognized that the consideration by the Company of a potential recapitalization of the Company could result in one or more transactions between the Company and the THL Investors, who collectively possess a majority of the voting power associated with the Company’s outstanding capital stock, and that certain members of the Board of Directors (including the four members affiliated with the THL Investors) might have conflicts of interest in relation to such transaction. Accordingly, in order to protect the interests of the holders of Common Stock other than the Investors, the Board of Directors established the Special Committee, comprised of members of the Board of Directors whom the Board of Directors determined to be independent and disinterested, to review, evaluate, negotiate and determine the advisability of a recapitalization of the Company, and to make a recommendation to the full Board of Directors to approve or disapprove a recapitalization of the Company.

Q:  Who is entitled to vote on the Proposals?

A:  All holders of record of Common Stock and Series B Preferred Stock at the close of business on April 11, 2011, which time is referred to herein as the “record date,” are entitled to vote on each of the Proposals.

Q:  How many votes do I have?

A:  A holder of Common Stock is entitled to one vote for each share of Common Stock held on the record date for each of the Proposals. The holders of our Series B Preferred Stock are entitled to vote on all matters voted on by holders of our Common Stock, voting as a single class with the holders of Common Stock. The holders of our Series B Preferred Stock have a number of votes equal to the number of shares of Common Stock issuable if all outstanding shares of Series B Preferred Stock were converted plus the number of shares of Common Stock issuable if all outstanding shares of Series B-1 Preferred Stock were converted into Series B Preferred Stock and subsequently converted into Common Stock on the record date. There is no cumulative voting.

Pursuant to the terms of the Recapitalization Agreement, the THL Investors have agreed to vote all of their shares of Series B Preferred Stock for the Proposals. Such shares represent 100% of the outstanding shares of Series B Preferred Stock. The voting power associated with the Series B Preferred Stock constitutes substantially more than a majority of the combined voting power associated with the Series B Preferred Stock and the Common Stock.

Q:  How many votes must be present to hold the Special Meeting?

A:  The presence in person or representation by proxy of the holders of a majority of the voting power of all classes of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors is necessary to constitute a quorum for the matters to be voted upon. Abstentions occur when stockholders are present at the Special Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Special Meeting and will have the same effect as a vote “Against” a Proposal. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a non-discretionary proposal because the nominee has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), each of the Proposals is a non-discretionary proposal. Accordingly, shares held by beneficial owners who do not provide voting instructions to their nominee with respect to a Proposal will not be voted with respect to that Proposal and a broker “non-vote” will occur with respect to those shares. Shares subject to broker “non-votes” will not be counted as votes for or against, and will not be included in calculating the number of votes necessary for approval of, a Proposal at the Special Meeting. In addition, if no voting instructions are given by a beneficial owner to its nominee for any Proposals, such shares will not be considered present at the Special Meeting for purposes of determining the existence of a quorum.

Q:  What vote of our stockholders is required to approve each of the Proposals?

A:  Approval of Proposal Number One requires (i) the affirmative vote of a majority of the voting power of the outstanding shares of the Common Stock and Series B Preferred Stock (voting on an as-converted basis), voting together as a single class, present in person or by proxy at the Special Meeting, and (ii) the affirmative vote of a majority of the outstanding shares of Common Stock (not including the Series B Preferred Stock or any other stock of the Company held by any Investor), present in person or by proxy at the Special Meeting.

The affirmative vote of a majority of the outstanding shares of Common Stock (not including the Series B Preferred Stock or any other stock of the Company held by any Investor) present in person or by proxy at the Special Meeting is not required by the rules of the NYSE, Delaware law, the Certificates of Designation, or the Certificate of Incorporation in order to effect Proposal Number One. The Special Committee believed that such an additional voting requirement would further protect the interests of the holders of Common Stock other than the Investors and thus negotiated the Recapitalization Agreement accordingly. Because of such additional voting requirement, non-Investor holders of the Common Stock will exercise the dispositive vote over Proposal Number One.

As discussed below, in addition to the requirements set forth in the Recapitalization Agreement, the NYSE rules require that the issuance of the shares of Common Stock described in clause (ii) of Proposal Number One be subject to stockholder approval.

Approval of Proposal Number Two requires the affirmative vote of the majority of the voting power of the outstanding shares of Common Stock and Series B Preferred Stock (voting on an as-converted basis), voting together as a single class. Pursuant to the terms of the Recapitalization Agreement, the THL Investors have agreed to vote all of their shares of Series B Preferred Stock for the Proposals outlined above. Such shares represent 100% of the outstanding shares of Series B Preferred Stock. Proposal Number Two will thus be approved, since the Series B Preferred Stock constitutes more than a majority of the voting power of the outstanding shares entitled to vote as a single class on Proposal Number Two. However, Proposal Number Two is conditioned upon stockholder approval of Proposal Number One.

Q:  What regulatory approvals will be required?

A:  There are no regulatory approvals required for the closing of the recapitalization contemplated by the Recapitalization Agreement or the approval of the Proposals.

Q:  Who is paying for the proxy solicitation?

A:  The solicitation of proxies is being made and paid for by the Company. In addition to soliciting proxies by use of the mails, the Company’s officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is also contemplated that, for a fee of approximately $10,000 plus certain expenses, additional solicitation will be made by personal interview, telephone or other appropriate means under the direction of Georgeson, 199 Water Street, 26th Floor, New York, New York 10038-3560. Georgeson’s toll free telephone number is (866) 767-8989, or you may call collect at (212) 440-9800.

Q:  How do I vote?

A:  Your vote is important. You may submit a proxy via the Internet, by telephone or by mail or you may vote by ballot by attending the Special Meeting. The Internet and telephone proxy submission procedures are provided on the accompanying proxy card. If you submit a proxy by telephone or via the Internet, you do not need to return your proxy card.

Q:  If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:  Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided to you by your broker.

Q:  How will the proxies be voted?

A:  The shares represented by proxies submitted electronically, telephonically or represented by proxy cards received, properly marked, dated, signed and not revoked, will be voted in the manner specified. If no specification is made in the proxy, then the shares will be voted in favor of the recommendations of the Board of Directors (i.e., in favor of all Proposals and, if applicable, in favor of adjourning the Special Meeting).

Q:  What if I do not vote?

A:  If you fail to respond, your shares will neither be voted nor counted for purposes of obtaining a quorum. If you respond and abstain from voting, your shares will count for purposes of obtaining a quorum and will have the same effect as a vote against each of the Proposals.

Q:  Can I change my vote or revoke my proxy?

A:  Yes. Even if you submitted a proxy by telephone or via the Internet or if you signed the proxy card in the form accompanying this Proxy Statement, you retain the power to revoke your proxy and to change your vote. You can revoke your proxy any time before it is exercised by giving written notice to the Corporate Secretary specifying such revocation. You may also revoke your proxy by a later-dated proxy by telephone or via the Internet or by timely delivery of a valid, later-dated proxy by mail or by voting by ballot at the Special Meeting. Your attendance at the Special Meeting in itself will not automatically revoke a previously submitted proxy. However, if you hold your shares through a broker, bank or nominee and have instructed your broker, bank or nominee how to vote your shares, you must follow directions received from the broker, bank or nominee in order to change your vote or to vote at the Special Meeting.

Q:  Are stockholders entitled to exercise appraisal rights in connection with the Proposals?

A:  No. Under Delaware law, stockholders are not entitled to exercise appraisal rights in connection with the Proposals, and the Company will not independently provide stockholders with any such right.

Q:  What happens if either of the Proposals does not receive stockholder approval?

A:  We believe that the Proposals form a comprehensive, integrated plan in relation to the recapitalization contemplated by the Recapitalization Agreement. The recapitalization involves a number of agreements described in the Proposals. All parties to the Recapitalization Agreement have agreed that the recapitalization will not be consummated unless our stockholders approve both of the Proposals. Because of the votes required by the Recapitalization Agreement in order to approve the recapitalization, and because of the covenant made by the Investors in the Recapitalization Agreement to vote in favor of the Proposals, holders of the Common Stock will exercise the dispositive vote over the recapitalization. A vote by you against any of the Proposals is equivalent to a vote against both of the Proposals.

Q:  Who can help answer my questions?

A:  The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this Proxy Statement. You should carefully read this Proxy Statement, including the appendices attached hereto and any documents incorporated by reference herein, in their entirety. If you would like additional copies of this Proxy Statement or any of the documents incorporated by reference herein, without charge, or if you have questions about the Proposals, including the procedures for voting your shares, you should contact: Georgeson, 199 Water Street, 26th Floor, New York New York 10038-3560. Georgeson’s toll free telephone number is (866) 767-8989, or you may call collect at (212) 440-9800.

You may also wish to consult your own legal, tax or financial advisors with respect to any aspect of the Proposals or other matters discussed in this Proxy Statement.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The Special Meeting will be held at the Dallas/Plano Marriott at Legacy Town Center, 7120 Dallas Parkway, Plano, Texas on Wednesday, May 18, 2011, at 8:00 a.m. Central Daylight Time.

Matters to be Considered

The Special Meeting has been called for the following purposes:

1. To consider and vote on a proposal (i) to approve the Recapitalization Agreement, pursuant to which:

•	the THL Investors will convert all of their shares of Series B Preferred Stock into Common Stock in accordance with the Series B Certificate of Designations;

•	the GS Investors will convert all of their shares of Series B-1 Preferred Stock into Series D Preferred Stock in accordance with the Series B-1 Certificate of Designations;

•	the Series D Certificate of Designations will be amended to add certain restrictions on the conversion and voting of the Series D Preferred Stock;

•	as consideration to the Investors to effect such conversions in accordance with the Series B Certificate of Designations and the Series B-1 Certificate of Designations and to forgo the rights to liquidation preferences and future dividends provided for in the Series B Certificate of Designations and the Series B-1 Certificate of Designations, as applicable, the Company will pay the Investors additional consideration in the form of cash and issue to the Investors additional shares of Common Stock or Series D Preferred Stock, as applicable; and

(ii) to approve the issuance of the additional shares of Common Stock issuable directly to the THL Investors at the closing of the recapitalization contemplated by the Recapitalization Agreement and the issuance of the shares of Common Stock issuable upon the conversion, in certain circumstances by holders other than the GS Investors or their affiliates, of the additional shares of Series D Preferred Stock issuable directly to the GS Investors at the closing of the recapitalization contemplated by the Recapitalization Agreement, (“Proposal Number One”);

2. To consider and vote on a proposal to amend the Certificate of Incorporation to remove the GS Investors’ right to designate a director to serve on the Board of Directors, conditioned upon stockholder approval of Proposal Number One (“Proposal Number Two,” and together with Proposal Number One, the “Proposals”); and

3. To approve an adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the Proposals.

Record Date and Voting

Only stockholders of record of Common Stock and Series B Preferred Stock at the close of business on April 11, 2011, the record date, are entitled to notice of, and to vote at, the Special Meeting or any adjournment of the Special Meeting. At the close of business on the record date, there were (i) 83,710,522 shares of the Common Stock outstanding, (ii) 495,000 shares of the Series B Preferred Stock authorized and outstanding and convertible into 288,101,431 shares of Common Stock, and (iii) 272,500 shares of the Series B-1 Preferred Stock authorized and outstanding and convertible into 158,651 shares of Series D Preferred Stock, which are convertible by holders other than GS Investors and their affiliates, in certain circumstances, into 158,651,422 shares of Common Stock.

At the close of business on the record date, holders of the Series B Preferred Stock effectively held approximately 84.2 percent of the voting power of our stock, voting as a single class with holders of our Common Stock. The Series B-1 Preferred Stock is non-voting stock except for the rights to vote on limited matters specified in the Series B-1 Certificate of Designations or as otherwise required by law, none of which is being presented for a vote at the Special Meeting. Each share of Series B-1 Preferred Stock will automatically convert into one share of Series B Preferred Stock upon transfer to any holder other than the GS Investors and their affiliates. A holder of Common Stock is entitled to one vote for each share of Common Stock held on the record date for each of the Proposals. The holders of our Series B Preferred Stock are entitled to vote on all matters voted on by holders of our Common Stock, voting together as a single class with the Common Stock holders. The holders of our Series B Preferred Stock have a number of votes equal to the number of shares of Common Stock issuable if all outstanding shares of Series B Preferred Stock were converted plus the number of shares of Common Stock issuable if all outstanding shares of Series B-1 Preferred Stock were converted into Series B Preferred Stock and subsequently converted into Common Stock on the record date. There is no cumulative voting.

The shares represented by duly executed proxies in the form solicited by the Board of Directors will be voted at the Special Meeting in accordance with the choices specified thereon. If a proxy is duly executed, but no choice is specified for a proposal, the shares will be voted as follows:

1. FOR Proposal Number One;

2. FOR Proposal Number Two; and

3. To adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the Proposals.

Quorum, Abstentions, Non-Votes and Vote Required

The presence in person or representation by proxy of the holders of a majority of the voting power of all classes of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors is necessary to constitute a quorum for the matters to be voted upon. Abstentions occur when stockholders are present at the Special Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Special Meeting and will have the same effect as a vote “Against” a Proposal. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner votes does not vote on a non-discretionary proposal because the nominee has not received instructions from the beneficial owner. Under the rules of the NYSE, each of the Proposals is a non-discretionary proposal. Accordingly, shares held by beneficial owners who do not provide voting instructions to their nominee with respect to a Proposal will not be voted with respect to that Proposal and a broker “non-vote” will occur with respect to those shares. Shares subject to broker “non-votes” will not be counted as votes for or against, and will not be included in calculating the number of votes necessary for approval of, a Proposal at the Special Meeting. In addition, if no voting instructions are given by a beneficial owner to its nominee for any Proposals, such shares will not be considered present at the Special Meeting for purposes of determining the existence of a quorum.

Approval of Proposal Number One requires (i) the affirmative vote of a majority of the voting power of the outstanding shares of the Common Stock and Series B Preferred Stock (voting on an as-converted basis), voting together as a single class, present in person or by proxy at the Special Meeting, and (ii) the affirmative vote of a majority of the outstanding shares of Common Stock (not including the Series B Preferred Stock or any other stock of the Company held by any Investor), present in person or by proxy at the Special Meeting.

The affirmative vote of a majority of the outstanding shares of Common Stock (not including the Series B Preferred Stock or any other stock of the Company held by any Investor) present in person or by proxy at the Special Meeting is not required by the rules of the NYSE, Delaware law, the Certificates of Designation, or the Certificate of Incorporation in order to effect Proposal Number One. The Special Committee believed that such an additional voting requirement would further protect the interests of the holders of Common Stock other than the Investors and thus negotiated the Recapitalization Agreement accordingly.

Because the approval of the Recapitalization Agreement by a majority of the outstanding shares of Common Stock (not including the Series B Preferred Stock or any other stock of the Company held by any Investor) present in person or by proxy at the Special Meeting is not required by the rules of the NYSE, Delaware law, the Certificates of Designation, or the Certificate of Incorporation, the Company believes that the approval of the Recapitalization Agreement will have certain effects under Delaware law. If any holder of Common Stock commences litigation against the Company or its directors challenging the fairness of the transactions contemplated by the Recapitalization Agreement to the holders of Common Stock or alleging any deficiency or breach of fiduciary duty in the process of developing the terms of these transactions or in the consideration or approval of these transactions by the Board of Directors or the Special Committee, the Company believes that approval of the Recapitalization Agreement by the holders of Common Stock (not including the Series B Preferred Stock or any other stock of the Company held by any Investor) would be evidence in any such litigation of the fairness of the transactions contemplated by such agreement. In addition, the Company believes that approval of such agreement by the holders of Common Stock (not including the Series B Preferred Stock or any other stock of the Company held by any Investor) would be a factor under Delaware law in invoking a standard of judicial review or burden of proof that is more favorable to the Company and its directors than the standard of judicial review or burden of proof that might otherwise apply in the absence of such approval. The Company believes that approval of the Recapitalization Agreement by a majority of the outstanding shares of Common Stock present and voting at the Special Meeting (not including the Series B Preferred Stock or any other stock of the Company held by any Investor) could operate to extinguish some or all of the claims relating to the Recapitalization Agreement in any litigation arising out of the Recapitalization Agreement.

Additionally, because our Common Stock is listed on the NYSE, we are subject to NYSE rules and regulations. Section 312.03 of the NYSE Listed Company Manual requires stockholder approval, unless an exemption is available, prior to any issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions to a director, officer or substantial security holder (a “Related Party”), or a subsidiary, affiliate or closely-related person of a Related Party, if the number of shares to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds 1% of the number of shares of common stock or of the voting power outstanding prior to such issuance (the “1% Limit”). Section 312.03 also requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if the common stock issued or issuable exceeds 20% of the number of shares of common stock or of the voting power outstanding prior to such issuance (the “20% Limit”). The shares of Additional Common Stock (as defined below) issued to the THL Investors and the shares of Common Stock issuable upon conversion, in certain circumstances by holders other than the GS Investors or their affiliates, of the shares of Additional Series D Preferred Stock (as defined below) issued to the GS

Investors would exceed both the 1% Limit and the 20% Limit. As a result, we are seeking stockholder approval of these stock issuances as part of Proposal Number One.

Approval of Proposal Number Two requires the affirmative vote of the majority of the voting power of the outstanding shares of Common Stock and Series B Preferred Stock, voting together as a single class.

Pursuant to the terms of the Recapitalization Agreement, the THL Investors have agreed to vote all of their shares of Series B Preferred Stock for the Proposals. Such shares represent 100% of the outstanding shares of Series B Preferred Stock. Proposal Number Two will thus be approved, since the Series B Preferred Stock constitutes more than a majority of the voting power of the shares entitled to vote as a single class on Proposal Number Two. However, Proposal Number Two is conditioned upon stockholder approval of Proposal Number One.

The persons named as proxies, Pamela H. Patsley and Timothy C. Everett, were authorized by the Board of Directors and are officers of MoneyGram.

No Dissenters’ Rights of Appraisal

Under Delaware law, stockholders are not entitled to exercise appraisal rights in connection with the Proposals, and the Company will not independently provide stockholders with any such right.

Proxy Solicitation and Expenses

The accompanying proxy is being solicited on behalf of our Board of Directors, and all expenses for such solicitation will be borne by us. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees as well as by the Company’s proxy solicitor Georgeson pursuant to a letter agreement by and between the Company and Georgeson providing for the Company’s payment to Georgeson of a fee of approximately $10,000 plus certain expenses in exchange for Georgeson’s solicitation of proxies. We will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit their customers who are beneficial owners of our Common Stock and to forward solicitation materials to such beneficial owners. We will reimburse them for their reasonable out-of-pocket expenses incurred in such solicitation. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by such stockholders.

PROPOSAL NUMBER ONE: RECAPITALIZATION

MoneyGram’s stockholders are asked to consider and vote on a proposal (i) to approve the Recapitalization Agreement, pursuant to which:

•	the THL Investors will convert all of their shares of Series B Preferred Stock into Common Stock in accordance with the Series B Certificate of Designations;

•	the GS Investors will convert all of their shares of Series B-1 Preferred Stock into Series D Preferred Stock in accordance with the Series B-1 Certificate of Designations;

•	the Series D Certificate of Designations will be amended to add certain restrictions on the conversion and voting of the Series D Preferred Stock;

•	as consideration to the Investors to effect such conversions in accordance with the Series B Certificate of Designations and the Series B-1 Certificate of Designations and to forgo the rights to liquidation preferences and future dividends provided for in the Series B Certificate of Designations and the Series B-1 Certificate of Designations, as applicable, the Company will pay the Investors additional consideration in the form of cash and issue to the Investors additional shares of Common Stock or Series D Preferred Stock, as applicable; and

(ii) to approve the issuance of the additional shares of Common Stock issuable directly to the THL Investors at the closing of the recapitalization contemplated by the Recapitalization Agreement and issuable upon the conversion of the additional shares of Series D Preferred Stock issuable directly to the GS Investors at the closing of the recapitalization contemplated by the Recapitalization Agreement. A copy of the Recapitalization Agreement is attached hereto as Appendix A.

Background

In March 2008, we completed a recapitalization pursuant to the terms of an amended and restated purchase agreement (the “Purchase Agreement”), dated as of March 17, 2008, with certain of the Investors. Pursuant to the Purchase Agreement, among other things, we received an infusion of $1.5 billion of gross equity and debt capital. The equity component of the recapitalization consisted of the sale to certain of the Investors in a private placement of 760,000 shares of Series B and Series B-1 Preferred Stock for an aggregate purchase price of $760.0 million. The Company also issued 7,500 shares of Series B-1 Preferred Stock to The Goldman Sachs Group, Inc., as directed by Goldman, Sachs & Co. for its investment banking advisory fee. The issuance of the Series B and the Series B-1 Preferred Stock gave the Investors a combined initial equity interest of approximately 79 percent.

As part of the 2008 recapitalization, the Company’s wholly owned subsidiary, MoneyGram Payment Systems Worldwide, Inc. (“Worldwide”), sold to certain of the GS Investors (or affiliates thereof) (the “GS Note Holders”) $500.0 million of its 13.25% Senior Secured Second Lien Notes due 2018 (the “Notes”) issued pursuant to that certain Indenture (as amended and supplemented, the “Indenture”) dated as of March 25, 2008 among Worldwide, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee and collateral agent (the “Trustee”). The Company also entered into a senior secured amended and restated credit agreement with JP Morgan Chase Bank, N.A. as agent for a group of lenders, bringing the total facility to $600.0 million (the “Existing Senior Credit Facility”). The Existing Senior Credit Facility included $350.0 million in two term loan tranches and a $250.0 million revolving credit facility.

We have been informed by the Goldman Sachs Group, Inc. (“Goldman”) that the Company is deemed a controlled subsidiary of a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), as a result of Goldman’s status as a bank holding company and its affiliates’ equity interest in the Company. Affiliates of Goldman beneficially own all of the Series B-1 Preferred Stock and may convert such Series B-1 Preferred Stock into non-voting Series D Preferred Stock. Although the Series D Preferred Stock is not convertible into Common Stock while beneficially owned by affiliates of Goldman prior to the amendment of the terms of the Series D Preferred Stock as described below under “Proposed Amendment to Series D Certificate of Designations,” the Series D Preferred Stock may be sold or transferred in any manner to a third party who may then convert the Series D Preferred Stock into Common Stock. Affiliates of Goldman also hold the Notes issued as part of the 2008 recapitalization described above. As a result of these investments, Goldman has informed us that the Company may be considered a controlled non-bank subsidiary of Goldman for U.S. bank regulatory purposes. Companies that are deemed to be subsidiaries of a bank holding company are subject to the BHCA, and are thus subject to reporting requirements of, and examination and supervision by, the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

In light of improvements in the capital markets and in the Company’s financial condition and results of operations subsequent to the 2008 recapitalization, the Board of Directors concluded in the Spring of 2010 that it would be desirable to pursue possible transactions to both simplify and enhance the capital structure of the Company and to resolve uncertainties associated with the Company’s potential status as a controlled subsidiary for purposes of the BHCA. The Board of Directors recognized that this initiative could result in one or more transactions between the Company and the THL Investors, who collectively possess a majority of the voting power associated with the Company’s outstanding capital stock, and that certain members of the Board of Directors (including the four members affiliated with the THL Investors) might have conflicts of interests in relation to such transactions. Accordingly, on May 26, 2010, the Board of Directors established a special committee of directors (the “Special Committee”) consisting of W. Bruce Turner, J. Coley Clark, Victor W. Dahir and Ann Mather, each of whom was determined by the Board of Directors to be independent and disinterested, to review, evaluate, negotiate and determine the advisability of a recapitalization of the Company, and make a recommendation to the full Board of Directors to approve or disapprove a recapitalization of the Company.

On May 28, 2010 and June 1, 2010, the Special Committee interviewed two nationally recognized law firms to potentially serve as independent counsel to the Special Committee. Thereafter, the Special Committee selected Jones Day (“Jones Day”) as its counsel based on, among other considerations, the firm’s reputation and experience and the absence of conflicts or relationships that might reasonably be expected to impair Jones Day’s objectivity or effectiveness as counsel to the Special Committee.

On June 8, 2010, the Special Committee held a telephonic organizational meeting at which representatives of Jones Day were present. At the meeting, the Special Committee members confirmed that none of them had a financial or other interest in a possible recapitalization of the Company or other action that may be taken by the Company in relation to its capital structure that differs from the interests of the Company or the holders of Common Stock generally, and that each member of the Special Committee was able to exercise his or her judgment in relation to a possible recapitalization of the Company based solely on the merits of such a recapitalization. The representatives of Jones Day reviewed with the Special Committee the scope of the power and authority that the Board of Directors had delegated to it, advised the Special Committee that the Special Committee’s conduct should be guided at all times by its fiduciary duties, and described to the Special Committee its duties of care and loyalty, including the requirements that the Special Committee act on an informed basis, in a careful and deliberate manner, and with the honest belief that the Special Committee’s actions are in the best interests of the Company and its stockholders.

Between June 9, 2010 and June 14, 2010, the Special Committee interviewed four nationally recognized investment banking firms to potentially serve as independent financial advisor to the Special Committee. Factors that the Special Committee considered in relation to each potential financial advisor included: overall quality and reputation; regulatory expertise; familiarity with the payment services industry; familiarity with the Company; potential conflicts of interest; and the amount and structure of proposed advisory fees. On June 17, 2010, the Special Committee held a telephonic meeting at which representatives of Jones Day were present and determined that it would seek to engage JP Morgan Securities LLC (“JP Morgan”) to serve as the Special Committee’s financial advisor.

On June 21, 2010, following the engagement of JP Morgan as its independent financial advisor, the Special Committee held a meeting at which representatives of management of the Company, Jones Day, JP Morgan and Vinson & Elkins L.L.P. (“V&E”), counsel to the Company, were present. The primary purpose of this meeting was for the Special Committee and its advisors to obtain relevant information and management’s insights and perspectives with respect to the Company’s existing capital structure, issues presented by the Company’s existing capital structure, possible enhancements to the Company’s existing capital structure, and various related matters.

On July 6, 2010, the Special Committee held a telephonic meeting at which representatives of Jones Day were present to review and discuss a proposed work plan that had been prepared by JP Morgan and Jones Day and to receive an update regarding discussions that had occurred between representatives of Goldman and the Federal Reserve regarding potential actions that the GS Investors might take to cause the Company not to be subject to the BHCA. At the meeting, the Special Committee discussed various components of a possible recapitalization of the Company, and the degree, if any, to which each such component might involve conflicts of interest between the Company and the Investors. Also at the meeting, the Special Committee authorized Mr. Turner, as the Chair of the Special Committee, to take administrative and other actions on behalf of the Special Committee in order to facilitate and achieve progress with respect to the various matters identified in the proposed work plan, subject to the Special Committee’s oversight and retention of authority to determine whether any recapitalization is fair to and in the best interest of the Company and its stockholders and to make a recommendation to the full Board of Directors whether to approve or disapprove any recapitalization.

On August 3, 2010, the Special Committee held a telephonic meeting at which representatives of Jones Day and JP Morgan were present. At the meeting, representatives of JP Morgan made a presentation regarding its preliminary valuation of the Series B Preferred Stock and Series B-1 Preferred Stock (collectively, the “Preferred Stock”), the Common Stock, and the Notes, as well as various recapitalization alternatives potentially available to the Company, including full and partial conversions of Preferred Stock and refinancing of the Notes. Based upon this presentation, the Special Committee concluded that: the Company has a sub-optimal capital structure; the Preferred Stock creates a significant overhang on the value of the Common Stock; an optimal capital structure should result in a lower cost of capital to the Company and higher Common Stock values; and a conversion or redemption of some or all of Preferred Stock should enhance the value of the Common Stock. The Special Committee discussed the pros and cons associated with various alternatives and concluded to continue to assess relevant considerations and monitor relevant developments, including developments in the discussions between Goldman and the Federal Reserve regarding BHCA issues.

On August 25, 2010, the Special Committee held a telephonic meeting at which Company management and representatives of Jones Day, JP Morgan and V&E were present. The primary purposes of the meeting were for the Special Committee to (1) receive an update from management of the Company with respect to certain recent developments, (2) receive a presentation from management of the Company with respect to its analyses relating to a possible negotiated conversion of all or a portion of the Preferred Stock (a “Potential Recapitalization”) and certain related matters, (3) receive a presentation from JP Morgan with respect to a Potential Recapitalization and certain related matters, and (4) consider potential next steps with respect to the Special Committee’s consideration and exploration of potential alternatives in relation to the Company’s capital structure. At the meeting, management described a number of potential benefits that could result from a Potential Recapitalization. Following management’s excusal from the meeting, the representatives of JP Morgan presented to the Special Committee JP Morgan’s analyses regarding the impact that a Potential Recapitalization could have in relation to the Common Stock and JP Morgan’s views regarding potential negotiation strategies that might be employed in connection with a Potential Recapitalization. Following discussion, the Special Committee concluded that it would be appropriate to defer any decisions with respect to potential negotiations with the GS Investors and/or the THL Investors pending the Special Committee’s receipt of additional information and potential regulatory developments.

On September 14, 2010, the Special Committee held a telephonic meeting at which representatives of Jones Day and JP Morgan were present. The primary purposes of the meeting were to (1) receive and consider further financial analyses performed by JP Morgan and (2) consider potential next steps with respect to the Special Committee’s exploration and consideration of potential alternatives in relation to the Company’s capital structure. The representatives of Jones Day reported that there had been no significant developments with respect to Goldman’s discussions with the Federal Reserve. The representatives of JP Morgan discussed various factors that could affect the timing and terms of a potential recapitalization of the Company. Among other matters, the Special Committee noted that the GS Investors and the THL Investors had no inherent incentive to convert their respective holdings of Preferred Stock, and that it would be necessary to present a compelling rationale and provide adequate consideration for any such conversion in light of the economic and other rights associated with the Preferred Stock. Following discussion, the Special Committee determined to defer any decision with respect to potential discussions with the GS Investors and/or the THL Investors until the following week.

On September 21, 2010, the members of the Special Committee met informally among themselves and discussed and confirmed their collective view that an enhancement of the capital structure of the Company, including through the reduction or elimination of the Preferred Stock, would be in the best interests of the holders of the Common Stock, provided that such an enhancement could be achieved on appropriate economic terms. The members of the Special Committee also discussed various considerations affecting the advisability of engaging in discussions with the GS Investors and/or the THL Investors at that time, including, among others: the GS Investors’ prior indications that the receipt of guidance from the Federal Reserve would be a precondition to any transactions involving their investments in the Company; the absence of an inherent incentive for either the GS Investors or the THL Investors to convert their holdings of Preferred Stock; and the likelihood and implications of the GS Investors and/or the THL Investors taking more aggressive negotiating positions in connection with any negotiations that might commence at a time when the prevailing market price for the Common Stock was below the $2.50 conversion price provided for in the Series B Certificate of Designations. Following these discussions, the members of the Special Committee preliminarily concluded that it would be advisable to defer discussions with the GS Investors and the THL Investors with respect to a Potential Recapitalization until such time as the Federal Reserve had provided appropriate guidance to the GS Investors.

Later on September 21, 2010, the Special Committee held a meeting at which representatives of Company management and Jones Day were present. The primary purposes of the meeting were for the Special Committee to (1) receive management’s views regarding various factors affecting recapitalization alternatives potentially available to the Company, including management’s views regarding the optimal time to engage in discussions with the GS Investors and/or the THL Investors in connection with a Potential Recapitalization and (2) consider potential next steps with respect to the Special Committee’s consideration and exploration of potential alternatives in relation to the Company’s capital structure. Following discussion, the Special Committee concluded that it would be advisable to defer discussions with the GS Investors and/or the THL Investors with respect to a Potential Recapitalization until such time as the Federal Reserve had provided appropriate guidance to the GS Investors.

On the evening of September 21, 2010, following the meeting of the Special Committee earlier that day, Messrs. Turner and Dahir held informal discussions with Bradley Gross, a representative of the GS Investors, in which Mr. Gross communicated that the GS Investors would be amenable to discussing the terms of a possible conversion of the Series B-1 Preferred Stock held by them prior to their receipt of Federal Reserve guidance, notwithstanding the GS Investors’ unwillingness to commit to any such conversion prior to receiving such guidance. Consistent with the determinations of the Special Committee, Messrs. Turner and Dahir indicated to Mr. Gross that the Special Committee was not interested in commencing such discussions at that time.

On November 3, 2010, the Special Committee held a telephonic meeting at which representatives of Jones Day were present. Among other matters, the Special Committee discussed the status of Goldman’s discussions with the Federal Reserve. Based on the uncertain timing of the Federal Reserve review process and the reasons for seeking to enhance the Company’s capital structure, the Special Committee concluded at the meeting that the focus of its consideration, evaluation and negotiation of any recapitalization should be on pursuing a recapitalization of the Company that would eliminate the Preferred Stock from the Company’s capital structure. Although the Special Committee recognized that the Company’s capital structure issues and BHCA issues were to some extent linked, the Special Committee concluded that addressing the Company’s capital structure issues would be appropriate even though the BHCA issues might remain unresolved for some time. The Special Committee members recognized, however, that: neither the GS Investors nor the THL Investors could be compelled to convert their Preferred Stock; any such conversion while the Notes are outstanding could require an accommodation from the GS Note Holders under the Notes’ indenture; the GS Note Holders appeared to be disinclined to divest any Notes unless such divestiture is necessary to resolve the BHCA issues; and that the GS Investors appeared to be disinclined to convert their Series B-1 Preferred Stock without guidance from the Federal Reserve and otherwise than as part of a comprehensive recapitalization of the Company that would eliminate all Preferred Stock from its capital structure. The Special Committee also recognized that both the timing and nature of any such recapitalization could be significantly affected by the timing and outcome of Goldman’s discussions with the Federal Reserve.

In connection with a meeting of the Board of Directors held on November 30, 2010, members of the Special Committee communicated to representatives of the THL Investors (apart from SPCP Group, LLC and its affiliates, which entered into the discussions on March 4, 2011) the desire of the Special Committee to proceed with discussions relating to a Potential Recapitalization without waiting further for Goldman to receive guidance from the Federal Reserve. The representatives of the THL Investors indicated that they would consult with the GS Investors to determine whether they might be willing to proceed on that basis and, if so, would coordinate the discussion with respect to a Potential Recapitalization.

During the first week of January 2011, Mr. Turner discussed with Messrs. Hagerty and Gross the status of the discussions among the THL Investors and the GS Investors with respect to a Potential Recapitalization.

On January 12, 2011, the Special Committee held a telephonic meeting at which representatives of Jones Day and JP Morgan were present. Mr. Turner reported to the other members of the Special Committee that he had recently engaged in conversations with Messrs. Hagerty and Gross relating to a Potential Recapitalization. Mr. Turner indicated that he had communicated to Messrs. Hagerty and Gross the Special Committee’s belief that it would be in the best interests of the Company to proceed with discussions relating to such a transaction.

Mr. Turner also reported that Mr. Hagerty had subsequently communicated to him that the Investors would share their thoughts on a potential transaction with the Special Committee during the week of January 17, 2011. The Special Committee then discussed the process that it should undertake following the receipt of such information from the Investors.

On January 20, 2011, Mr. Turner received a telephone call from Mr. Hagerty in which Mr. Hagerty communicated the amount of additional consideration that the Investors would need to receive in order to consider converting their Preferred Stock and thereby forgo the rights to liquidation preferences and future dividends provided for in the Series B Certificate of Designations and the Series B-1 Certificate of Designations. Mr. Hagerty indicated that such amount of additional consideration would need to equal 2.5 years of accrued dividends on the Preferred Stock at a rate of 12.5% per annum (increasing to 15% per annum after March 25, 2013) and that the Investors might consider receiving two-thirds of such amount in cash and one-third in additional shares of Common Stock. Mr. Turner subsequently informed the other members of the Special Committee and the representatives of Jones Day and JP Morgan of his discussion with Mr. Hagerty.

On January 24 and 25, 2011, Mr. Turner received, and provided to the other members of the Special Committee and representatives of Jones Day and JP Morgan, various financial forecasts and financial analyses prepared by Company management relating to the Company’s future ability to pay cash dividends on the Preferred Stock at a rate of 10% per annum, rather than accrue dividends at a rate of 12.5% per annum (increasing to 15% per annum after March 25, 2013). On January 25, 2011, Mr. Turner and representatives of Jones Day and JP Morgan participated in a telephonic meeting to discuss the information Mr. Hagerty had communicated to Mr. Turner. The participants in the meeting discussed, among other matters, the financial terms of a Potential Recapitalization, the valuation implications of a Potential Recapitalization, and the capital structure implications of a Potential Recapitalization. Following such discussion, Mr. Turner instructed the representatives of JP Morgan to contact Mr. Hagerty to clarify the terms of a transaction that the Investors might find acceptable.

On January 27, 2011, the Special Committee held a telephonic meeting at which representatives of Jones Day and JP Morgan were present. At the meeting, the members of the Special Committee and the representatives of Jones Day and JP Morgan discussed the possible transaction that Mr. Hagerty had discussed with Mr. Turner on January 20, 2011. The representatives of JP Morgan reported that, based on the clarifications that they had obtained from Mr. Hagerty regarding a possible transaction, the Investors would consider accepting for converting all of their respective holdings of Preferred Stock additional consideration of approximately $420 million (with the Common Stock component determined using the $2.50 per share of Common Stock conversion price set forth in the Series B Certificate of Designations). The representatives of JP Morgan then discussed various valuation methodologies that JP Morgan could use to support arguments for less additional consideration. A discussion ensued with respect to, among other matters: the fiduciary duties of the members of the Special Committee; the benefits to the holders of Common Stock of eliminating the Preferred Stock from the Company’s capital structure; the pros and cons associated with the amount and the form of consideration that might be provided by the Company to the Investors in connection with a Potential Recapitalization, including degrees of leverage and amounts of dilution that might be associated therewith; the appropriate magnitude of additional consideration to be provided by the Company to the Investors; and potential strategies that might be employed to negotiate a Potential Recapitalization in a manner that would achieve the best available outcome for the holders of the Common Stock. Following the meeting, after consultation with each of the members of the Special Committee, Mr. Turner instructed JP Morgan to communicate to Mr. Hagerty a Potential Recapitalization in which the Investors would receive additional consideration in the amount of $225 million, payable two-thirds in cash and one-third in additional shares of Common Stock (with the Common Stock component determined using the $2.50 per share of Common Stock conversion price set forth in the Series B Certificate of Designations).

On February 3, 2011, the Special Committee held a telephonic meeting at which representatives of Jones Day and JP Morgan were present. At the meeting, the representatives of JP Morgan reported to the Special Committee that Mr. Hagerty had reacted negatively to the Company’s terms for a Potential Recapitalization and indicated that the Investors would not convert their Preferred Stock on the terms that JP Morgan had communicated. The representatives of JP Morgan also indicated that Mr. Hagerty disagreed with certain of the assumptions JP Morgan had cited as a basis for the $225 million of additional consideration and indicated that based on internal analyses the $420 million of additional consideration previously discussed by Mr. Hagerty undervalued the Preferred Stock. The representatives of JP Morgan then made a presentation to the Special Committee that included various financial analyses that related to the Company’s future ability to pay cash dividends on the Preferred Stock and the rates at which dividends would accrue under various sets of assumptions. After receiving and discussing JP Morgan’s presentation and related matters, the Special Committee instructed JP Morgan to engage in further discussions with Mr. Hagerty and propose to Mr. Hagerty a Potential Recapitalization in which the Investors would receive additional consideration in the amount of $275 million (with the Common Stock component determined using the $2.50 per share of Common Stock conversion price set forth in the Series B Certificate of Designations).

On February 10, 2011, the Special Committee held a telephonic meeting at which representatives of Jones Day and JP Morgan were present. At the meeting, the Special Committee and representatives of Jones Day and JP Morgan discussed JP Morgan’s discussions with Mr. Hagerty with respect to the magnitude of the additional consideration that the Investors would receive in a Potential Recapitalization and strategies for continuing the discussions. The representatives of JP Morgan informed the Special Committee that they had communicated to Mr. Hagerty the Special Committee’s position that the Investors would receive additional consideration of $275 million in connection with a Potential Recapitalization and that Mr. Hagerty had responded that the additional consideration would need to be $375 million in order for the Investors to consider converting their Preferred Stock. The representatives of JP Morgan then provided the Special Committee an analysis of the effects of various hypothetical amounts of additional consideration on the amount of cash and number of shares of Common Stock that the Company would pay under various Potential Recapitalization scenarios, the financial leverage of the Company after giving effect to a hypothetical Potential Recapitalization under various Potential Recapitalization scenarios, and the manner in which the hypothetical costs of the additional consideration would be indirectly borne by the Investors, on the one hand, and the existing holders of Common Stock, on the other hand. The representatives of JP Morgan also advised the Special Committee with respect to potential negotiation tactics that the Special Committee could use in seeking agreement on a Potential Recapitalization. Following discussion, the Special Committee concluded that it would be advantageous for the Special Committee to commence direct negotiations with Mr. Hagerty and authorized Mr. Turner to negotiate on the Special Committee’s behalf a Potential Recapitalization involving additional consideration not to exceed $325 million.

Following the February 10, 2011 Special Committee meeting, Mr. Turner engaged in further discussions with Mr. Hagerty concerning the terms of a Potential Recapitalization. These discussions resulted in a proposal by Mr. Turner that the amount of additional consideration be set at $325 million, subject to negotiation of satisfactory terms and documentation, and a response by Mr. Hagerty that the amount of additional consideration be set at $330 million in order for the Investors to consider converting their Preferred Stock (in each case, with the Common Stock component thereof determined using the $2.50 per share of Common Stock conversion price set forth in the Series B Certificate of Designations).

On February 16, 2011, preceding the regularly scheduled quarterly meeting of the Board of Directors, the Special Committee held a meeting at the offices of the Company at which representatives of Jones Day were present and representatives of JP Morgan participated telephonically. At the meeting, the Special Committee discussed the status of discussions with the Investors, additional financial analyses conducted by JP Morgan and next steps in the discussions with the Investors. Although the Special Committee decided not to make a formal determination at that time, it was the sense of the Special Committee that a Potential Recapitalization involving aggregate additional consideration to be provided by the Company to the Investors of between $325 million and $330 million (with the Common Stock component thereof determined using the $2.50 per share of Common Stock conversion price set forth in the Series B Certificate of Designations) would be fair to and in the best interests of the Company and the holders the Common Stock and would represent the best alternative available to the Company in relation to the Preferred Stock.

Thereafter, Mr. Turner informed Company management of the status of discussions between the Special Committee and the Investors. With Mr. Turner’s concurrence, Company management instructed its legal counsel, V&E, to prepare definitive documentation providing for a Potential Recapitalization, which V&E prepared with input from Jones Day on behalf of the Special Committee. On February 18, 2011, V&E provided an initial draft of the Recapitalization Agreement to the THL Investors and the GS Investors, and their respective legal counsel, Weil Gotshal & Manges LLP (“Weil”) and Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”). On March 3, 2011, Fried Frank provided to V&E a draft of the consent agreement and supplemental indenture that provided for the consent to the transactions contemplated by the Recapitalization Agreement by the GS Note Holders, as required under the Indenture (the “Consent Agreement”).

From February 18, 2011 through March 7, 2011, representatives of V&E, Jones Day, Weil, Fried Frank, the Company, the THL Investors (including as of March 4, 2011, SPCP Group, LLC and its affiliates) and the GS Investors engaged in a series of email exchanges and telephone conferences to discuss and negotiate the terms and conditions of the Recapitalization Agreement, including provisions relating to the ability of the Company to pay cash or accrue dividends at its election between signing the Recapitalization Agreement and consummating the Recapitalization and the payment by the Company of the Investors’ legal and other expenses in connection with the transaction. Throughout this period, the representatives of Jones Day kept Mr. Turner apprised of the status of the negotiations and obtained his direction with regard to various matters. During the course of preparing and negotiating the Recapitalization Agreement, it was determined that, in light of BHCA considerations, the GS Investors would receive Series D Preferred Stock, a non-voting common stock equivalent, instead of Common Stock, in connection with the non-cash portion of the additional consideration payable to the GS Investors.

Between March 4 and March 7, 2011, V&E and management distributed to the members of the Special Committee and the Board of Directors drafts of the Recapitalization Agreement and related documents. On March 7, 2011, Messrs. Turner and Hagerty reached agreement, subject to consideration and approval by the Special Committee, on additional consideration to be received by the Investors in connection with the Potential Recapitalization in the amount of $327.5 million, payable two-thirds in cash and one-third in Common Stock (or, in the case of the GS Investors, Series D Preferred Stock, as a non-voting common stock equivalent) with the capital stock component thereof determined using the $2.50 per share of Common Stock conversion price set forth in the Series B Certificate of Designations (including in relation to the Common Stock underlying the Series D Preferred Stock).

Later on March 7, 2011, the Board of Directors held a telephonic meeting at which representatives of Jones Day, JP Morgan and V&E were present. At this meeting: Pamela Patsley, the Chief Executive Officer of the Company, reviewed with the members of the Board of Directors the benefits that the proposed Potential Recapitalization would provide to the holders of the Common Stock and the strategic and operational flexibility that the proposed Potential Recapitalization would afford the Company; representatives of V&E reviewed with the members of the Board of Directors their fiduciary duties with respect to their consideration of the proposed Potential Recapitalization, the standard of review under Delaware law to which the proposed Potential Recapitalization would be subject, and the material terms and conditions of a proposed Recapitalization Agreement providing for the proposed Potential Recapitalization; Jim Shields, the Chief Financial Officer of the Company, reviewed with the members of the Board of Directors the material terms of the financing transactions the Company proposed to consummate in connection with the proposed Potential Recapitalization, including terms relating to securing the requisite consent of the GS Note Holders under the indenture governing the Notes; and representatives of JP Morgan (1) provided a presentation to the Board of Directors in which they communicated JP Morgan’s views regarding the potential benefits to the Company and the holders of the Common Stock and certain other considerations associated with the proposed Potential Recapitalization and discussed various financial analyses previously provided to the Special Committee and (2) expressed the view that the Preferred Stock has an aggregate range of values between $1.8 billion and $2.5 billion, and stated that JP Morgan was prepared to confirm such view in a formal valuation letter addressed to the Special Committee (the “JPM Valuation Letter”) for the benefit of the Special Committee and the Board of Directors (which JP Morgan subsequently delivered later in the day).

The meeting of the Board of Directors was then recessed, and the Special Committee held a separate telephonic meeting of the Special Committee at which representatives of Jones Day were present. Based upon its activities and deliberations over the course of the preceding nine months, and the information and advice that it had received and considered, the Special Committee unanimously determined that the proposed Potential Recapitalization, on terms and conditions set forth in the Recapitalization Agreement (the

“Recapitalization Transaction”), is fair to and in the best interests of the Company and its stockholders (specifically including the stockholders of the Company other than the THL Investors and the GS Investors), and to recommend to the Board of Directors that the Board of Directors approve the Recapitalization Transaction.

Thereafter, the meeting of the full Board of Directors was resumed. Following the receipt by the Board of Directors of the recommendation of the Special Committee, the Board of Directors, acting upon the recommendation of the Special Committee, unanimously determined that the Recapitalization Agreement and the related agreements and the transactions contemplated thereby were advisable and in the best interests of the Company and its stockholders, specifically including the stockholders of the Company other than the THL Investors and the GS Investors.

Following the conclusion of the meeting of the Board of Directors, members of Company management and representatives of V&E, Jones Day, Weil and Fried Frank finalized the Recapitalization Agreement and related transaction documents. Also that evening, JP Morgan executed and delivered the JPM valuation letter to the Special Committee. Finally, on March 7, 2011, the Company, the THL Investors and the GS Investors executed the Recapitalization Agreement, and the GS Note Holders, the Company and Worldwide executed the Consent Agreement.

On March 8, 2011, the Company issued a press release announcing that it had entered into the Recapitalization Agreement.

Recommendations of the Special Committee

The Special Committee unanimously (1) determined that the Recapitalization Transaction is fair to and in the best interests of the Company and its stockholders (specifically including the stockholders of the Company other than the THL Investors and the GS Investors), and (2) recommended to the Board of Directors that the Board of Directors approve the Recapitalization Transaction.

As described above under “Background,” the Special Committee, in making its determination and recommendation described above, consulted on numerous occasions with its financial and legal advisors and the Company’s management and considered a variety of factors. The Special Committee believes that the following factors, taken as a whole, support its determination and recommendation.

•	Effects of the Recapitalization Transaction on the Company and the Common Stock. The Special Committee considered the effects that the Recapitalization Transaction would likely have on the Company and the Common Stock, including:

o	expected reductions in the Company’s cost of capital;

o	expected improvements in the Company’s future cash flows;

o	the expected facilitation of a resolution of the Company’s BHCA issues;

o	the elimination of future dilution of the Common Stock caused by the accruing dividend feature of the Preferred Stock;

o	the simplification of the Company’s capital structure and the elimination of the market overhang caused by the direct and indirect convertibility of the Preferred Stock into Common Stock;

o	expected improvements in analyst coverage and investor interest in the Common Stock;

o	the potential for an expansion of the trading multiples of the Common Stock;

o	the potential for an increase in the public float of, and improved trading liquidity in, the Common Stock;

o	the near-term dilution to the Common Stock expected to result from the additional consideration to be provided by the Company to the THL Investors and the GS Investors in connection with the Recapitalization Transaction; and

o	the market overhang that may result from the substantial amounts of Common Stock and Series D Preferred Stock to be held by the THL Investors and the GS Investors, respectively, immediately following the consummation of the Recapitalization Transaction.

•	Financial Terms of the Recapitalization Agreement. The Special Committee considered the financial terms of the Recapitalization Agreement, including:

o	that the sum of the $218.3 million cash portion of the additional consideration, the $117.0 million of implied value associated with the portion of the additional consideration to be paid in the form of Common Stock or Series D Preferred Stock (based on the March 7, 2011 closing price for the Common Stock of $2.68 per share), and the $1.2 billion of implied value associated with the Common Stock and Series D Preferred Stock to be issued upon the conversion of the Preferred Stock (based on the March 7, 2011 closing price for the Common Stock of $2.68 per share) — or approximately $1.53 billion — is substantially less than the aggregate range of values for the Preferred Stock of between $1.8 billion and $2.5 billion expressed in the JPM Valuation Letter;

o	that, as a result of their existing equity investments in the Company, the THL Investors and the GS Investors would indirectly bear approximately 84% of the economics associated with the additional consideration;

o	that the THL Investors and the GS Investors are entitled to dividends on the Preferred Stock through the date of consummation of the Recapitalization Transaction;

o	that, with respect to quarterly dividend periods ending after the date of the Recapitalization Agreement and prior to consummation of the Recapitalization Transaction, the Company may either accrue dividends or pay dividends on the Preferred Stock in cash;

o	that, with respect to the stub period between the last quarterly dividend period ending prior to the consummation of the Recapitalization Transaction and the consummation of the Recapitalization Transaction, the Company is obligated to pay cash dividends on the Preferred Stock at the rate of 12.5% per annum; and

o	the obligation of the Company under the Recapitalization Agreement to pay all reasonable out-of-pocket expenses incurred by the GS Investors and the THL Investors in connection with the due diligence, negotiation, documentation and consummation of the Recapitalization Transaction, any related filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and any related legal proceedings.

•	Valuation Letter of JP Morgan. The Special Committee considered the view of JP Morgan, orally provided to the Board of Directors on March 7, 2011, and subsequently confirmed by delivery to the Special Committee of the JPM Valuation Letter, that as of that date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the JPM Valuation Letter, the Preferred Stock had an aggregate range of values between $1.8 billion and $2.5 billion. In considering the JPM Valuation Letter, the Special Committee took note of the assumptions, qualifications, and limitations specified in the JPM Valuation Letter. In addition, the Special Committee considered supplemental valuation analyses (described below under “Valuation Letter of Financial Advisor to the Special Committee — Additional Valuation Analyses”) performed by JP Morgan which provided generally lower hypothetical ranges of the aggregate value of the Preferred Stock, and which were substantially similar to analyses previously provided to the Special Committee in connection with its consideration of a Potential Recapitalization.

•	Terms of Preferred Stock and Related Matters. The Special Committee considered the terms of the Preferred Stock currently held by the THL Investors and the GS Investors, including that:

o	the Preferred Stock has liquidation and dividend rights senior to the liquidation and dividend rights of the Common Stock;

o	the Preferred Stock entitles the THL Investors and GS Investors to cash dividends at the rate of 10% per annum, subject to the Company’s option to accrue dividends through March 25, 2013 at the rate of 12.5% per annum, with any dividends accruing after March 25, 2013 being accrued at the rate of 15% per annum;

o	the Preferred Stock entitles the THL Investors and the GS Investors to participate pro rata on an as-converted basis with any dividends paid to the holders of the Company’s Common Stock;

o	the Preferred Stock is redeemable by the Company only after March 2013 and only if the prevailing market price of the Common Stock exceeds $15 for a specified period of 30 days prior to the Company’s election to redeem;

o	the Preferred Stock is redeemable at the option of the THL Investors and GS Investors after March 2018, but there is no assurance that the Preferred Stock would be so redeemed;

o	the Preferred Stock is redeemable at the option of the THL Investors and the GS Investors in connection with any “change in control” of the Company; and

o	due to the absence of an effective unilateral right of the Company to convert or redeem the Preferred Stock, the options available to the Company with respect to the Preferred Stock are effectively limited to (1) maintaining the status quo, (2) engaging in a negotiated transaction with the THL Investors and GS Investors at the present time, and (3) engaging in a negotiated transaction with the THL Investors and GS Investors at a future time.

•	Negotiations with the Investors. The Special Committee considered that the negotiations between the Special Committee and the Investors resulted in a decrease of approximately $92.5 million, or 22%, in the amount of the additional consideration originally discussed with the Investors.

•	Views and Support of Management. The Special Committee considered the views of the Company’s management regarding the beneficial effects that the transactions contemplated by the Recapitalization Agreement are expected to have on the Company and the Common Stock, and management’s overall support for such transactions.

•	Stockholder Vote. The Special Committee considered that the consummation of certain of the transactions contemplated by the Recapitalization Agreement are conditioned upon a majority of the outstanding shares of Common Stock (excluding any shares of Common Stock or Series B Preferred Stock held by any THL Investor or GS Investor) present in person or by proxy at the Special Meeting voting to approve the Recapitalization Transaction, thereby giving the stockholders of the Company other than the THL Investors and the GS Investors the opportunity to accept or reject the transactions contemplated by the Recapitalization Agreement.

•	Financing Condition. The Special Committee considered that that the consummation of certain of the transactions contemplated by the Recapitalization Agreement is subject to, among other things, the receipt by the Company of third-party financing reasonably acceptable to the Company and to Thomas H. Lee Equity Fund VI, L.P. and the GS Investors (with the terms reflected in a financing term sheet previously provided to the Company by Bank of America being deemed to be reasonably acceptable). The Special Committee also considered the risks associated with being able to obtain such financing on acceptable terms.

•	Debt Financing. The Special Committee considered that the transactions contemplated by the Recapitalization Agreement and the refinancing by the Company of its existing bank credit facilities will involve the incurrence by the Company of approximately $390 million of indebtedness under a $540 million new bank secured credit facility, together with the views of the Company’s management regarding the desirability of extending the Company’s debt maturities, the favorable conditions currently existing in the relevant capital markets, and the financing term sheet provided to the Company by Bank of America. The Special Committee also considered the view of the Company’s management that the transactions contemplated by the Recapitalization Agreement could have positive effects on the Company’s credit rating and allow better access to and lower cost of borrowed funds.

•	Financial Leverage of the Company. The Special Committee considered that following the transactions contemplated by the Recapitalization Agreement, the Company will have a significant amount of indebtedness, which could limit its financial and operational flexibility.

•	Tax Treatment of the Transactions. The Special Committee considered that the transactions contemplated by the Recapitalization Agreement are not expected to result in any adverse tax consequences to the Company.

Having considered all of the above factors, the Special Committee determined that the Recapitalization Transaction was fair to and in the best interests of the Company and its stockholders (specifically including the stockholders of the Company other than the THL Investors and the GS Investors). The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive and may not include all of the information and factors considered by the Special Committee. The Special Committee, in making its determination regarding the Recapitalization Transaction, did not find it useful to and did not quantify or assign any relative or specific weights to the various factors that they considered. Rather, the Special Committee views its determination and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual members of the Special Committee may have given differing weights to different factors, and may have viewed some factors relatively more positively or negatively than others.

Valuation Letter of Financial Advisor to the Special Committee

At a meeting of the Board of Directors held on March 7, 2011, JP Morgan orally provided the Board of Directors with its view, subsequently confirmed by delivery of a written valuation letter dated as of the same date, that as of that date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the valuation letter, the Series B Preferred Stock and Series B-1 Preferred Stock had an aggregate range of values between $1.8 billion and $2.5 billion.

The full text of the valuation letter of JP Morgan, dated March 7, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by JP Morgan in connection with its valuation, is attached to this Proxy Statement as Appendix C and is incorporated into this Proxy Statement by reference. The summary of JP Morgan’s valuation letter included in this Proxy Statement is qualified in its entirety by reference to the full text of such valuation letter. You are urged to read the valuation letter carefully and in its entirety. JP Morgan provided its valuation letter for the information and assistance of the Special Committee and the Board of Directors in connection with their consideration of the Recapitalization Transaction. The valuation letter does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the Special Meeting and should not be relied upon by any shareholder as such.

In connection with rendering its view, JP Morgan, among other things:

•	reviewed certain publicly available business and financial information concerning the Company and the industry in which it operates;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies that it deemed relevant and reviewed the current and historical market prices of the Company’s Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the Company’s business;

•	reviewed the terms of the Preferred Stock including terms relating to dividends, voting rights, redemption rights, and liquidation preference;

•	reviewed the range of potential values for the Preferred Stock implied by certain financial industry pricing models used for valuation of convertible securities;

•	reviewed the terms and conditions of the Company’s credit agreements and its senior secured second lien notes; and

•	performed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of the valuation letter.

In addition, JP Morgan held discussions with certain members of the Company’s management with respect to the Preferred Stock, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters JP Morgan believed necessary or appropriate to formulating its view.

The Special Committee did not impose any limitations on the scope of the investigation or analyses undertaken by JP Morgan in connection with its valuation letter. Except to the extent specifically noted below, the Special Committee did not provide any instructions to JP Morgan regarding the manner in which it conducted such investigations and analyses.

In giving its view, JP Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JP Morgan by the Special Committee or the Company or otherwise reviewed by or for JP Morgan. JP Morgan did not conduct, and was not provided with, any valuation or appraisal of any assets or liabilities, nor did JP Morgan evaluate the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JP Morgan assumed that such financial analyses and forecasts had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. JP Morgan expressed no view as to such analyses or forecasts or the assumptions on which such analyses or forecasts were based.

JP Morgan based its view on economic, market and other conditions as in effect on, and the information made available to JP Morgan as of, the date of the valuation letter. Subsequent developments may affect JP Morgan’s view expressed in the valuation letter and JP Morgan does not have any obligation to update, revise, or reaffirm its view as set forth in the valuation letter. The valuation letter does not constitute an opinion as to the fairness, from a financial point of view or otherwise, of the terms of the Recapitalization Transaction, including the consideration to be paid by the Company in any such transaction, and JP Morgan expressed no view as to the underlying decision by the Company to engage in the Recapitalization Transaction. In the valuation letter, JP Morgan expressed no view as to the price at which the Common Stock or any other security will trade at any future time.

The following is a summary of the material financial analyses presented by JP Morgan to the Board of Directors in connection with rendering its view and delivering the valuation letter described above. These analyses were substantially similar to the preliminary valuation analyses presented by JP Morgan at earlier meetings of the Special Committee to assist the Special Committee in its consideration, evaluation and negotiation of a Potential Recapitalization. The purpose of each of the analyses performed was to determine implied valuation ranges for the Series B Preferred Stock and Series B-1 Preferred Stock, in the aggregate. Each of the analyses performed by JP Morgan provided an indication of the value of the Series B Preferred Stock and Series B-1 Preferred Stock, in the aggregate, to assist the Special Committee in evaluating the amount and form of additional consideration the THL Investors and the GS Investors might receive in a Potential Recapitalization for converting their Preferred Stock into Common Stock (or, in the case of the GS Investors, into Series D Preferred Stock, a non-voting common equivalent preferred stock). The following paragraphs summarize, but do not purport to be complete descriptions of, the analyses JP Morgan performed. The preparation of a valuation is a complex process and is not susceptible to partial analysis or summary descriptions. The following summary and the analyses performed by JP Morgan must be considered as a whole. Selecting portions of the following summary and the analyses performed by JP Morgan, without considering all of its analyses as a whole, could create an incomplete view of the process or assumptions underlying JP Morgan’s analyses and valuation.

Primary Valuation Analysis
Valuation based on convertible security pricing models

JP Morgan utilized generally accepted valuation models made available by third parties to investment banking firms and other investment professionals. These models allow users to incorporate various terms and assumptions, including observed market conditions, to derive ranges of theoretical values for equity-linked securities, including convertible preferred stock. In using such models JP Morgan incorporated the specific terms of the Preferred Stock, including: the $2.50 per common share conversion price of the Preferred Stock; the 10% per annum cash dividend payable on the Preferred Stock; the 12.5% per annum dividend optionally accruing on the Preferred Stock prior to March 25, 2013 if not paid in cash; the perpetual nature of the Preferred Stock; the Investors’ option to redeem the Preferred Stock after March 25, 2018; and the Company’s option to redeem the Preferred Stock if, after March 25, 2013, the Common Stock trades above $15.00 for a period of thirty consecutive trading days. In using such models, JP Morgan also incorporated certain assumptions and inputs that were based upon observed market conditions or Company management guidance, including: the $2.79 per share closing price of the Common Stock on March 4, 2011 (the last trading day prior to delivery of the valuation letter); a range of volatility for the Common Stock of 30-40%, which was consistent with observed historical volatility for the Common Stock; the assumption, at the direction of the Special Committee, that the Company would accrue dividends through December 31, 2011 and pay cash dividends thereafter. Based upon these terms, inputs, assumptions, and other factors (such as observed interest rates for U.S. Treasuries) the third-party pricing models produced a range of values for the Preferred Stock equal to 224% to 227% of the aggregate notional value of the Preferred Stock (i.e., the sum of the aggregate liquidation preference of the Preferred Stock and the accretion resulting from accrued but unpaid dividends), or approximately $2.5 billion.

JP Morgan also utilized these third-party pricing models to value the Preferred Stock as if the Company had an unconditional option to redeem the Preferred Stock in five years, rather than the option conditioned upon the price of the Common Stock trading above $15.00 for thirty consecutive trading days described above, holding constant the other inputs noted above. Based on this sensitivity analysis, which reflects a more conservative assumption than the actual terms of the Preferred Stock, the third-party pricing models produced a range of values for the Preferred Stock equal to 166% to 172% of the aggregate notional value of the Preferred Stock, or $1.8 billion to $1.9 billion.

JP Morgan compared the range of values that it derived using the third-party pricing models to the aggregate value of the shares of Common Stock and Series D Preferred Stock and cash that would be paid by the Company in the Recapitalization Transaction, based on the $2.79 per share Common Stock price, of $1.6 billion and noted that this was below the $1.8 billion to $2.5 billion valuation range derived from the use of the third-party pricing models. JP Morgan further noted that the valuation derived from the use of such models represented the most objective market-based estimate of the value of the Preferred Stock and therefore JP Morgan relied upon this methodology for purposes of its valuation letter.

Additional Valuation Analyses

In addition to the range of values for the Preferred Stock derived from the use of the third-party pricing models described above and relied upon by JP Morgan for purposes of its valuation letter, JP Morgan provided to the Special Committee and the Board of Directors for their further information the additional valuation analyses described below. JP Morgan viewed these supplemental valuation analyses as providing additional context in which the view expressed in its valuation letter might be considered, but did not directly rely upon them in formulating such view. Substantially similar analyses to those described below were provided previously to the Special Committee in support of its analysis of a Potential Recapitalization.

As-converted value of the Preferred Stock

JP Morgan analyzed the value of the Common Stock underlying the Preferred Stock, based on the $2.79 per share Common Stock price and the number of shares of Common Stock which would directly or indirectly underlie the Preferred Stock as of March 31, 2011 and as of December 31, 2011. For purposes of this analysis,

JP Morgan assumed, at the direction of the Special Committee, that the Company would accrue dividends on the Preferred Stock through December 31, 2011 and pay cash dividends thereafter. Based upon this analysis, the value of the Common Stock directly or indirectly underlying the Preferred Stock ranged from $1.2 billion to $1.4 billion. JP Morgan noted that the as-converted value of the Preferred Stock does not include the present value of future dividend payments, which are an important component of the value of a convertible security.

Discounted cash flow analyses

JP Morgan analyzed the value of the Preferred Stock as if it were a bond bearing interest at the rate of 12.5% per annum through December 31, 2011, at a rate of 10% per annum from January 1, 2012 through March 25, 2018, and having a principal amount of approximately $1.2 billion maturing on March 25, 2018. The assumed March 25, 2018 maturity date was based upon the Investors’ right to require redemption of the Preferred Stock at that date; however, JP Morgan noted that the Investors have no such obligation to do so. JP Morgan discounted the series of cash flows implied by this analysis using a range of discount rates from 12% to 17%. Based upon this analysis, the value of the Preferred Stock as if it were a bond ranged from $0.9 billion to $1.1 billion. JP Morgan noted that the valuation of the Preferred Stock as a bond does not include the equity participation of the Preferred Stock, which is an important component of the value of a convertible security.

JP Morgan also performed a discounted cash flow analysis on the Preferred Stock which sought to incorporate both the debt and equity features of the Preferred Stock. The cash flows assumed for purposes of this analysis consisted of: cash dividends expected to be paid from January 1, 2012 through March 28, 2018 at the rate of 10% per annum; and the value, at an assumed redemption date of March 25, 2018, of the aggregate number of shares of Common Stock underlying the Preferred Stock at a range of potential future share prices for the Common Stock. The range of potential future share prices used by JP Morgan was $3.75 to $6.25 per share, representing an increase of 50% and 150%, respectively, above the $2.50 conversion price of the Preferred Stock. JP Morgan discounted the series of cash flows implied by this analysis using a range of discount rates from 12% to 17%. Based upon this analysis, the value of the Preferred Stock ranged from $1.0 billion to $1.8 billion. JP Morgan noted that while this valuation methodology sought to incorporate both the debt and equity features of the Preferred Stock, the analysis was sensitive to assumptions about the potential future prices for shares of Common Stock in five years, which is highly speculative.

“Black-Scholes” methodology valuation

JP Morgan analyzed the value of the Preferred Stock using a “Black-Scholes” methodology, which may be used to value convertible preferred stock as the sum of two components: the present value of dividends and liquidation preference, and a call option with an exercise price equal to the conversion price. JP Morgan performed this analysis using a range of assumptions for volatility of the Company’s Common Stock (25% to 50%), estimated cost of debt for the Company (12% to 17%), and call date for the Preferred Stock (three to seven years). Based upon this analysis, the value of the Preferred Stock implied by a “Black-Scholes” methodology ranged from $1.2 billion to $1.8 billion. JP Morgan noted that while the “Black-Scholes” methodology is most closely related to the third-party market-based pricing models upon which JP Morgan relied for purposes of its valuation letter, it requires the use of certain assumptions that JP Morgan believes are better captured by the third-party market-based models. Specifically, the “Black-Scholes” methodology assumes that the Company has an unconditional option to redeem the Preferred Stock at a specific point in time, rather than an option conditioned upon the price of the Common Stock trading above $15.00 for thirty consecutive trading days, which has the effect of reducing the implied aggregate value of the Preferred Stock relative to the third-party market-based pricing model.

Additional analysis

In addition to the financial analyses summarized above, JP Morgan compared the negotiated amount of additional consideration to be paid by the Company to the Investors in the recapitalization consisting of $218 million cash, 28.2 million shares of Common Stock and 15,504 shares of Series D Preferred Stock

(representing 15.5 million underlying shares of Common Stock) to alternative scenarios regarding the Company’s payment of dividends on the Preferred Stock in cash or by accrual. JP Morgan noted that the aggregate additional consideration was equivalent to approximately 2 1/4 to 2 1/2 years of dividends assuming the Company continues to accrue dividends through December 31, 2011, March 31, 2012, or June 30, 2012 and then pays cash dividends thereafter.

Other Matters

The Special Committee selected JP Morgan to render the valuation letter in connection with the transactions contemplated by the Recapitalization Agreement based on considerations including JP Morgan’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in certain similar transactions and JP Morgan’s familiarity with the Company and its businesses.

The engagement letter with JP Morgan dated August 6, 2010, provided that JP Morgan would receive a fee from the Company in the amount of $3,000,000 for its services as the Special Committee’s financial advisor, no portion of which was contingent upon the conclusions reached in the valuation letter or the completion of any transaction relating to the Preferred Stock. A fee of $500,000 was paid by the Company in October 2010, and the remaining $2,500,000 is expected to be paid upon the consummation of the Recapitalization Transaction. The Company has also agreed to indemnify JP Morgan for certain liabilities arising out of its engagement as the Special Committee’s financial advisor. In addition, the Company agreed to reimburse JP Morgan for all reasonable expenses incurred by it in connection with its provision of services to the Special Committee, including reasonable fees of outside counsel and other professional advisors. JP Morgan and its affiliates have in the past performed, and may continue to perform, a variety of commercial banking and investment banking services for the Company and its affiliates and for the THL Investors and the GS Investors and their respective affiliates, all for customary compensation. Specifically, JP Morgan acted as financial advisor for the Company in 2008 in connection with the acquisition of the Series B Preferred Stock by the THL Investors and the acquisition of the Series B-1 Preferred Stock by the GS Investors, JP Morgan’s commercial banking affiliate is a lender to or creditor of the Company under its current credit facility and anticipates being retained to arrange and/or provide additional debt financing to the Company. JP Morgan and its affiliates received fees of approximately $3.1 million, $4.0 million and $0.3 million in 2009, 2010 and the year to date in 2011, respectively, for investment banking and other services provided to the Company and its affiliates unrelated to the Recapitalization Transaction, including interest and fees under the Company’s existing bank credit facilities. JP Morgan has indicated that JP Morgan and its affiliates received fees of approximately $63.0 million, $73.3 million and $19.0 million in 2009, 2010 and the year to date in 2011, respectively, for investment banking and other services provided to the THL Investors and its affiliates (including portfolio companies of the THL Investors) unrelated to the Recapitalization Transaction. JP Morgan and its affiliates received fees of approximately $91.8 million, $90.9 million and $6.3 million in 2009, 2010 and the year to date in 2011, respectively, for investment banking and other services provided to the GS Investors and its affiliates unrelated to the Recapitalization Transaction.

JP Morgan and its affiliates comprise a full service securities firm and a commercial bank engaged in securities trading and brokerage activities, as well as providing investment banking, asset management, financing, and financial advisory services and other commercial and investment banking products and services to a wide range of corporations and individuals. In the ordinary course of their trading, brokerage, asset management, and financing activities, JP Morgan and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of customers, in debt or equity securities or senior loans of the Company and its affiliates, the THL Investors’ and the GS Investors’ affiliates and any other company that may be involved in the transactions contemplated by the recapitalization agreement.

Recommendation of the Board of Directors

The Board of Directors determined that the Recapitalization Agreement and the Recapitalization Transaction are advisable and in the best interests of the Company and its stockholders, specifically including the stockholders of the Company other than the THL Investors and the GS Investors, and to (1) approve the proposed recapitalization and the Company’s execution and delivery of the Recapitalization Agreement,

(2) submit the Recapitalization Agreement and the issuance of additional shares of Common Stock and Series D Preferred Stock in connection therewith to the Company’s stockholders, and (3) recommend that the Company’s stockholders approve the Recapitalization Agreement and the issuance of such additional shares of Common Stock and Series D Preferred Stock in connection therewith.

In making such determinations, the Board of Directors considered the recommendations of the Special Committee and the factors set forth under “Recommendations of the Special Committee,” including without limitation the following factors:

•	the recapitalization will simplify the Company’s capital structure and make it easier for investors and analysts to understand and follow the Company;

•	the recapitalization will end the dilution from the continuing dividend accruals or cash dividend payments required by the terms of the Series B and Series B-1 Preferred Stock and should increase the attractiveness of the Common Stock;

•	undertaking the recapitalization at this time could enable the Company to benefit from a favorable market environment for bank refinancing and extend the maturities of the Company’s bank debt;

•	the process followed by the Company in having a Special Committee of independent and disinterested directors with independent financial and legal advisors negotiate the terms of the recapitalization with the Investors;

•	the JPM Valuation Letter and the views of JP Morgan set forth therein; and

•	the consummation of the transactions contemplated by the Recapitalization Agreement are conditioned upon a majority of the outstanding shares of Common Stock (excluding any shares of Common Stock or Series B Preferred Stock held by any THL Investor or GS Investor) voting to approve the Recapitalization Transaction, thereby giving the stockholders of the Company other than the THL Investors and the GS Investors the opportunity to accept or reject the transactions contemplated by the Recapitalization Agreement.

The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive and may not include all of the information and factors considered by the Board of Directions. The Board of Directors, in making its determination regarding the Recapitalization Agreement and the transactions contemplated by the Recapitalization Agreement, did not find it useful to and did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the Board of Directors views its determinations as being based on an overall analysis and on the totality of the information presented to and factors considered by it (including specifically the recommendations of the Special Committee). In addition, in considering the factors described above, individual members of the Board of Directors may have given differing weights to different factors, and may have viewed some factors relatively more positively or negatively than others.

The Recapitalization Agreement

Under the Recapitalization Agreement, as consideration for the conversion of the THL Investors’ shares of Series B Preferred Stock into Common Stock and the GS Investors’ shares of Series B-1 Preferred Stock into Series D Preferred Stock, the Company will pay an amount equal to approximately $327,500,000, payable two-thirds in cash and one-third in additional shares of Common Stock (with respect to the THL Investors) and Series D Preferred Stock (with respect to the GS Investors). The number of such additional shares of Common Stock and Series D Preferred Stock were determined using the $2.50 per share of Common Stock conversion price set forth in the Series B Certificate of Designations. The closing price for the Common Stock on March 7, 2011, the last trading day prior to the approval of the Recapitalization Agreement by the Special Committee and the Board of Directors, was $2.68 per share. Holders of Common Stock should obtain a current quotation of the market price for the Common Stock. Accrued dividends on the Series B and B-1 Preferred Stock for quarterly dividend periods ending after the date of the Recapitalization Agreement and prior to the closing of the recapitalization will be paid in cash at a rate of 10% per annum or accrue at a rate of 12.5% per annum at the Company’s election. Dividends accruing from the end of the last full quarterly dividend period preceding the closing of the recapitalization will accrue at a rate of 12.5% per annum and be paid in cash at the closing of the recapitalization.

The Company and the Investors have made customary representations and warranties and covenants for a transaction of this kind in the Recapitalization Agreement. The Recapitalization Agreement also contains customary closing conditions for a transaction of this kind, including (i) the accuracy of all representations and performance of all covenants in all material respects, (ii) the absence of an order restraining or otherwise prohibiting the transactions contemplated by the Recapitalization Agreement, (iii) the absence of any pending litigation that could reasonably be expected to prevent the closing of the transactions contemplated by the Recapitalization Agreement or result in substantial damages, (iv) the receipt of all necessary governmental approvals and no modification or withdrawal of the Board of Directors’ recommendation of the Proposals, (v) the receipt of the requisite stockholder approvals for the Proposals, (vi) the approval for listing on the NYSE of the shares of Additional Stock (as defined below) and the shares of Common Stock issuable upon conversion of the shares of Additional Series D Preferred Stock (as defined below), subject to notice of issuance, (vii) the filing of a pre-effective amendment to the Company’s existing registration statement on Form S-3 to include the sale and resale of the shares of the Additional Common Stock, the shares of Common Stock issuable upon conversion of the shares of Additional Series D Preferred Stock and the Series D Preferred Stock, (viii) the Company’s receipt of financing in an amount and on terms reasonably acceptable to Thomas H. Lee Equity Fund VI, L.P. and the GS Investors in order to consummate the transactions contemplated by the Recapitalization Agreement, and (ix) the absence of a material adverse effect with respect to the Company. The closing conditions applicable to the Company can be waived by the Company with the approval of the Special Committee. The closing conditions applicable to an Investor set forth above may be waived by Investors holding, in the aggregate, at least 97% of the shares of Series B Preferred Stock (provided, however, that with respect to the conditions set forth in clauses (ii), (v), (vi) and (vii) above, such percentage shall be 100% of the shares of the Series B Preferred Stock) and 100% of the Series B-1 Preferred Stock. In addition, the Company is obligated to pay the reasonable out-of-pocket expenses incurred by the Investors in connection with or arising out of the due diligence, negotiation, documentation and consummation of the recapitalization, including costs and expenses incurred in connection with any legal proceedings arising out of or relating to the transactions contemplated under the Recapitalization Agreement and fees and expenses associated with filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the transactions contemplated under the Recapitalization Agreement.

The Recapitalization Agreement may be terminated (i) by the written agreement of the Company (with the approval of the Special Committee) and the Investors, (ii) if the closing of the transactions contemplated by the Recapitalization Agreement has not occurred within 180 days after March 7, 2011, or (iii) if the closing of the transactions contemplated by the Recapitalization Agreement would violate a non-appealable court order.

Refinancing of the Existing Senior Credit Facility and Entry into the Third Supplemental Indenture

Worldwide is seeking additional senior secured financing, the proceeds of which will be used in part to fund the cash payments to the Investors under the Recapitalization Agreement. In order to secure such additional senior secured financing and to cause the consummation of the recapitalization under the Recapitalization Agreement to be permitted under its financing documents, (a) Worldwide has entered into an Engagement Letter (the “Engagement Letter”) dated as of April 4, 2011 with Bank of America, N.A. (the “Agent”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and certain other lenders and financial institutions party thereto (collectively, the “Engagement Parties”), pursuant to which (i) certain of the Engagement Parties made several, but not joint, commitments to provide a five-year revolving credit facility in an aggregate amount of $150.0 million to Worldwide (the “Revolving Credit Facility”) and (ii) MLPFS agreed to use its best efforts to arrange a six and one-half year $390.0 million senior secured term loan facility for Worldwide (the “Term Credit Facility” and, collectively with the Revolving Credit Facility, the “New Senior Credit Facility”), to be used, to refinance the remaining outstanding portion of the Existing Senior Credit Facility and to fund the cash payments under the Recapitalization Agreement, and (b) Worldwide, the guarantors party to the Indenture and the Trustee will enter into that certain Third Supplemental Indenture (the

“Third Supplemental Indenture”) prior to the closing under the Recapitalization Agreement pursuant to which, among other things, changes will be made to the Indenture as are necessary to permit the New Senior Credit Facility and the cash payments to be made under the Recapitalization Agreement and to give the Company additional flexibility under certain of the covenants of the Indenture subject to the closing of the Recapitalization. Under the Third Supplemental Indenture, $5,000,000 will be paid to the GS Note Holders in consideration for their consent to enter into the Third Supplemental Indenture and consent to permit the recapitalization.

The Revolving Credit Facility and the Term Credit Facility will each permit both base rate borrowings and LIBOR borrowings, in each case plus a spread above the base rate or LIBOR rate, as applicable. With respect to the Revolving Credit Facility, the spread for base rate borrowings is proposed in the Engagement Letter (including the Summary of Terms and Conditions attached thereto) to be either 2.00% or 2.25% per annum and the spread for LIBOR borrowings is proposed to be either 3.00% or 3.25% per annum (in each case depending on the Company’s consolidated leverage ratio at such time). With respect to the Term Credit Facility, the spread for base rate borrowings is proposed to be 2.50% per annum and the spread for LIBOR borrowings is proposed to be 3.50%. It is proposed in the Engagement Letter that the LIBOR rate for the Term Credit Facility will at all times be deemed to be not less than 1.25%. The Engagement Letter is structured as a “best efforts” syndication and, as a result, the terms and conditions of the New Senior Credit Facility proposed in the Engagement Letter (including, without limitation, terms relating to pricing and maturity dates) remain subject to further adjustment as part of the syndication process.

J.P. Morgan Securities LLC is an Engagement Party and also separately issued the JPM Valuation Letter described above in its capacity as a financial advisor to the Special Committee. J.P. Morgan Securities LLC is an affiliate of JPMorgan Chase Bank, N.A., one of the lenders under the Revolving Credit Facility included in the New Senior Credit Facility.

On March 7, 2011, the GS Note Holders, the Company and Worldwide entered into a consent agreement that sets forth the amendments to be made to the Indenture pursuant to the Third Supplemental Indenture and acknowledges the Recapitalization Agreement. The closing under the Recapitalization Agreement is conditioned on the closing of the New Senior Credit Facility or other financing reasonably satisfactory to the Company and the Investors.

How the Conversion Will Be Effected; Consequences of the Recapitalization

Pursuant to the Recapitalization Agreement, (i) the THL Investors will convert all of the shares of Series B Preferred Stock into shares of Common Stock in accordance with the Series B Certificate of Designations, (ii) the GS Investors will convert all of the shares of Series B-1 Preferred Stock into Series D Preferred Stock in accordance with the Series B-1 Certificate of Designations, and (iii) the THL Investors will receive approximately 28,162,866 additional shares of common stock (the “Additional Common Stock”) and $140,814,332 in cash, and the GS Investors will receive approximately 15,504 additional shares of Series D Preferred Stock (the “Additional Series D Preferred Stock,” and together with the Additional Common Stock, the “Additional Stock”), which are convertible in certain circumstances by holders other than GS Investors and their affiliates into 15,503,800 shares of Common Stock, and $77,519,001 in cash.

Assuming that accrued dividends on the Series B and B-1 Preferred Stock for quarterly dividend periods ending after the date of the Recapitalization Agreement and prior to the closing of the recapitalization are accrued and not paid in cash, upon the closing of the transactions contemplated by the Recapitalization Agreement, based on the liquidation preference of the Series B Preferred Stock, the 495,000 shares of Series B Preferred Stock held by the THL Investors as of March 7, 2011 would be converted into a total of approximately 286,438,367 shares of Common Stock, or approximately 579 shares of Common Stock for each share of Series B Preferred Stock, assuming the recapitalization closes before June 24, 2011, and approximately 295,242,825 shares of Common Stock, or approximately 596 shares of Common Stock for each share of Series B Preferred Stock, assuming the recapitalization closes on or after June 24, 2011.

In addition, assuming that accrued dividends on the Series B and B-1 Preferred Stock for quarterly dividend periods ending after the date of the Recapitalization Agreement and prior to the closing of the recapitalization are accrued and not paid in cash, upon the closing of the transactions contemplated by the Recapitalization Agreement, based on the liquidation preference of the Series B-1 Preferred Stock, the 272,500 shares of Series B-1 Preferred Stock held by the GS Investors as of March 7, 2011 would be converted into a total of approximately 157,686 shares of Series D Preferred Stock (which are convertible in certain circumstances by holders other than GS Investors and their affiliates into 157,685,768 shares of Common Stock) assuming the recapitalization closes before June 24, 2011, and approximately 162,533 shares of Series D Preferred Stock (which are convertible in certain circumstances by holders other than GS Investors and their affiliates into 162,532,666 shares of Common Stock) assuming the recapitalization closes on or after June 24, 2011.

Assuming the recapitalization closes before June 24, 2011 and including the Additional Stock, the THL Investors are expected to own approximately 314,601,233 shares of Common Stock, and the GS Investors are expected to own approximately 173,190 shares of Series D Preferred Stock, which are convertible in certain circumstances by holders other than GS Investors and their affiliates into 173,189,568 shares of Common Stock. Assuming the recapitalization closes on or after June 24, 2011 and including the Additional Stock, the THL Investors are expected to own approximately 323,405,691 shares of Common Stock, and the GS Investors are expected to own approximately 178,036 shares of Series D Preferred Stock, which are convertible in certain circumstances by holders other than GS Investors and their affiliates into 178,036,466 shares of Common Stock.

No fractional shares of Common Stock will be issued in connection with the conversion. Rather, in lieu of issuing any such fractional share of Common Stock, the Company will make a cash payment in an amount corresponding to any fractional interest in a share of Common Stock as provided in Section 7(b)(vi) of the Series B Certificate of Designations. Fractional shares of Series D Preferred Stock are permitted to be issued in connection with the conversion.

Accrued dividends on the Series B Preferred Stock and Series B-1 Preferred Stock for quarterly dividend periods ending after the date of the Recapitalization Agreement and prior to the closing of the recapitalization will be paid in cash at a rate of 10% per annum or accrue at a rate of 12.5% per annum at the Company’s election. Dividends accruing from the end of the last full quarterly dividend period preceding the closing of the recapitalization will accrue at a rate of 12.5% per annum and be paid in cash at the closing of the recapitalization.

Although the Company will continue to be permitted to pay dividends on the Series B Preferred Stock and Series B-1 Preferred Stock in cash if the recapitalization is not consummated, paying such dividends in cash would limit the Company’s flexibility under its existing debt agreements to take other actions. Accordingly, the Company believes that it is unlikely that it would elect to pay all such future dividends in cash.

In connection with the recapitalization, the Investors have also consented to (i) an amendment to the Certificate of Incorporation, the Series B Certificate of Designations and the Series B-1 Certificate of Designations to provide that, following and subject to the closing of the Recapitalization, all terms of the Series B Preferred Stock and Series B-1 Preferred Stock will be deleted such that no Series B Preferred Stock or Series B-1 Preferred Stock is authorized and (ii) an amendment to the Series D Certificate of Designations to add certain restrictions on the conversion and voting of the Series D Preferred Stock as described below under “Material Terms of the Series D Preferred Stock — Proposed Amendment to Series D Certificate of Designations.”

Tax Consequences to the Company

The transactions contemplated in the Recapitalization Agreement will generally be treated as a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. Accordingly, the Company will not recognize any gain or loss for federal income tax purposes as a result of the recapitalization. In addition, the Company does not expect the recapitalization to affect the Company’s ability to utilize its net operating loss carryforwards.

Pro Forma Capitalization

The following table sets forth our actual capitalization at December 31, 2010 and pro forma information to reflect the effect of the recapitalization, assuming (i) that the recapitalization closes (a) before June 24, 2011 or (b) alternatively, on or after June 24 2011, (ii) that the recapitalization is financed by the New Senior Credit Facility and (iii) approximately $24.7 million in transaction costs and expenses.

	As of December 31, 2010
		Pro Forma	Pro Forma
		Closing Before	Closing on or after
	Actual	June 24, 2011(1)	June 24, 2011(2)
	(Amounts in thousands)

Total Debt:
Existing Senior Credit Facility
Term Loan A	$100,000	—	—
Term Loan B	39,946	—	—
Revolving Credit Facility	—	—	—
13.25% Senior Secured Second Lien Notes	500,000	$500,000	$500,000
New Senior Credit Facility
Term Credit Facility	—	390,000	390,000
Revolving Credit Facility	—	—	—

Total debt	639,946	890,000	890,000

Stockholders’ Deficit/Equity:
Series B Preferred Stock(3)	628,199	—	—
Series B-1 Preferred Stock(3)	371,154	—	—
Series D Preferred Stock	—	435,764	447,882
Common Stock	886	4,032	4,120
Additional paid-in capital	—	788,427	810,350
Retained loss(4)	(771,544)	(1,230,008)	(1,264,136)
Accumulated other comprehensive loss	(31,879)	(31,879)	(31,879)
Treasury stock(5)	(139,945)	(139,945)	(139,945)

Total stockholders’ deficit/equity	56,871	(173,609)	(173,609)

Total capitalization	$696,817	$716,391	$716,391

(1)	Assumes the accrual of dividends on the Series B and Series B-1 Preferred Stock through March 25, 2011. Dividends payable on the Series B and Series B-1 Preferred Stock from March 26, 2011 through the closing date will be paid in cash at a 12.5 percent annual rate. As the closing date is not known at this time, dividends to be paid in cash from March 26, 2011 are not included in the above table, but would be charged against retained loss in the period earned.

(2)	Assumes the accrual of dividends on the Series B and Series B-1 Preferred Stock through June 23, 2011. Dividends payable on the Series B and Series B-1 Preferred Stock from June 24, 2011 through the closing date will be paid in cash at a 12.5 percent annual rate. As the closing date is not known at this time, dividends to be paid in cash from June 24, 2011 are not included in the above table, but would be charged against retained loss in the period earned.

(3)	Amounts shown net of unamortized discounts associated with the original issuance of such stock.

(4)	Pro forma amounts reflect the following items:

	Closing before	Closing on or after
	June 24, 2011	June 24, 2011
	(Amounts in thousands)

Accrual of dividends on Series B and Series B-1 Preferred Stock	$(30,934)	$(65,062)
Payment of additional cash and stock consideration(6)	$(335,360)	$(335,360)
Pre-tax write-off of unamortized debt discount and related deferred financing costs(7)	$(7,097)	$(7,097)
Write-off of unamortized discounts associated with the original issuance of the Series B and Series B-1 Preferred Stock	$(80,023)	$(80,023)
Estimated pre-tax transaction costs incurred and expensed relating to the conversion	$(5,050)	$(5,050)

(5)	Pro forma presentation assumes that the Company does not issue treasury stock in connection with the conversion of the Series B Preferred Stock.

(6)	The additional consideration includes a $218.3 million cash payment, the issuance of Common Stock with an estimated fair value of $75.5 million and the issuance of Series D Preferred Stock with an estimated fair value of $41.6 million. The fair value of a share of Common Stock is estimated as the $2.68 closing price of a share of the Company’s Common Stock on March 7, 2011, the date the Recapitalization Agreement was entered into. The fair value of a share of the Series D Preferred Stock is estimated as the $2.68 closing price of a share of the Company’s Common Stock on March 7, 2011 times the conversion ratio of 1,000.

(7)	Assumes that the refinancing of the senior credit facility meets the accounting criteria required to write-off all unamortized amounts associated with the existing senior credit facility.

Summary of Differences between the Common Stock and the Preferred Stock

The following stock comparison tables summarize certain principal rights of the holders of Common Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series D Preferred Stock. Pursuant to the proposed recapitalization, the Series B Preferred Stock will convert into Common Stock and the Series B-1 Preferred Stock will convert into Series D Preferred Stock, the Series B and B-1 Preferred Stock will no longer be authorized or outstanding, the terms of the Series D Preferred Stock will be amended as described below under “Proposed Amendment to the Series D Certificate of Designations,” and the Series D Preferred Stock and the Common Stock will no longer be subject to the superior rights of the holders of the Series B and B-1 Preferred Stock.

The principal rights described in the stock comparison tables below are subject to certain exclusions and are not inclusive of all rights and limitations applicable to the holders of Common Stock, Series B Preferred Stock, Series B-1 Preferred Stock or Series D Preferred Stock. In addition, the stock comparison tables below set forth the terms of the Series D Preferred Stock as they exist prior to the proposed amendment as described below under “Proposed Amendment to the Series D Certificate of Designations.” You are urged to read carefully in their entirety (i) the description of our Common Stock contained in our Registration Statement on Form 10, initially filed on December 29, 2003, as amended, and incorporated herein by reference, and (ii) the Series B Certificate of Designations, the Series B-1 Certificate of Designations and the Series D Certificate of Designations, filed as Exhibit 4.2, 4.3 and 4.4, respectively, to the Company’s Form 8-K filed on March 28, 2008 and incorporated herein by reference, which fully set forth the terms of the Series B Preferred Stock, Series B-1 Preferred Stock and Series D Preferred Stock.

Stock Comparison Table
	Common Stock	Series B Preferred Stock	Series B-1 Preferred Stock	Series D Preferred Stock
Voting:

	The holders have one vote per share. There are no cumulative voting rights.	Subject to certain exceptions, shares of Series B Preferred Stock vote as a single class with the holders of Common Stock on an as-converted basis. The holders of Series B Preferred Stock have a number of votes equal to the number of shares of Common Stock issuable if all outstanding shares of Series B Preferred Stock were converted plus the number of shares of Common Stock issuable if all outstanding shares of Series B-1 Preferred Stock were converted into Series B Preferred Stock and subsequently converted into Common Stock on the record date.	The shares are nonvoting, except in limited circumstances as set forth in the Series B-1 Certificate of Designations. The Series B-1 Preferred Stock does not have a vote with respect to the recapitalization.	Holders who have converted shares of Series B-1 Preferred Stock into Series D Preferred Stock are not entitled to vote with the holders of Common Stock. Other holders are entitled to vote as a single class with the holders of Common Stock on an as-converted basis.

Stock Comparison Table
	Common Stock	Series B Preferred Stock	Series B-1 Preferred Stock	Series D Preferred Stock

Dividends:

The shares are subject to the prior dividend rights of the holders of any preferred stock. Dividends may be declared by the Board of Directors and paid from time to time from any funds legally available.
The holders accrue all dividends and distributions equally and ratably with the holders of shares of Common Stock, as if immediately prior to the Common Stock dividend record date each share of Series B Preferred Stock was converted into Common Stock in accordance with the Series B Certificate of Designations.

The holders also accrue quarterly dividends at the annual rate per share of 10% of the base liquidation preference of $1,000 plus dividends accrued prior to the then-current dividend period that remain unpaid.

If the Company fails to timely pay cash dividends, or fails to redeem shares of Series B Preferred Stock or Series B-1 Preferred Stock as required, the annual rate per share will increase to 15%, provided, however, that until March 25, 2013 and upon a determination of the independent directors, dividends may be accrued at an annual rate of 12.5% of the sum of the $1,000 base liquidation preference and all accrued and unpaid dividends, compounding quarterly, in lieu of paying such dividends in cash currently; provided, however, that following the Company’s failure to redeem shares of Series B Preferred Stock or Series B-1 Preferred Stock as required, dividends must be paid currently in cash.

The holders accrue all dividends and distributions equally and ratably with the holders of shares of Series D Preferred Stock, as if immediately prior to the Series D Preferred Stock dividend record date each share of Series B-1 Preferred Stock were converted into Series D Preferred Stock in accordance with the Series B-1 Certificate of Designations.

The holders also accrue quarterly dividends at the annual rate per share of 10% of the base liquidation preference plus all dividends accrued prior to the then-current dividend period that remain unpaid.

If the Company fails to timely pay cash dividends, or fails to redeem shares of Series B Preferred Stock or Series B-1 Preferred Stock as required, the annual rate per share will increase to 15%, provided, however, that until March 25, 2013 and upon a determination of the independent directors, dividends may be accrued at an annual rate of 12.5% of the sum of the $1,000 base liquidation preference and all accrued and unpaid dividends, compounding quarterly, in lieu of paying such dividends in cash currently; provided, however, that following the Company’s failure to redeem shares of Series B Preferred Stock or Series B-1 Preferred Stock as required, dividends must be paid currently in cash.
The holders accrue all dividends and distributions equally and ratably with the holders of shares of Common Stock, as if immediately prior to the Common Stock dividend record date each share of Series D Preferred Stock were converted into Common Stock in accordance with the Series D Certificate of Designations. The dividend rights are subject to the prior dividend rights of the holders of any other preferred stock.

Stock Comparison Table
	Common Stock	Series B Preferred Stock	Series B-1 Preferred Stock	Series D Preferred Stock

Liquidation Rights:

Upon any liquidation, dissolution or winding up of the Company (a “liquidating event”) these liquidation rights apply:	The holders will share in any assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to holders of preferred stock.
The holders will receive a liquidation preference equal to the greater of (i) $1,000 per share plus all accrued and unpaid dividends, or (ii) the payment such holder would have received, if, immediately prior to the liquidating event, all holders of Series B and Series B-1 Preferred Stock had converted their shares into shares of Common Stock in accordance with the Series B Certificate of Designations.

As of April 11, 2011, the Series B Preferred Stock has a base liquidation preference of $1,000 per share plus the amount equal to all accrued and unpaid dividends (which aggregate accrued and unpaid dividends for all outstanding shares of Series B Preferred Stock is $225.3 million). As of April 11, 2011, the outstanding Series B Preferred Stock had an aggregate liquidation preference of $720.3 million.

The holders will receive a liquidation preference equal to the greater of (i) $1,000 per share plus all accrued and unpaid dividends, or (ii) the payment such holder would have received, if, immediately prior to the liquidating event, all holders of Series B and Series B-1 Preferred Stock had converted their shares into shares of Common Stock in accordance with the Series B-1 Certificate of Designations.

As of April 11, 2011, the Series B-1 Preferred Stock has a base liquidation preference of $1,000 per share plus the amount equal to all accrued and unpaid dividends (which aggregate accrued and unpaid dividends for all outstanding shares of Series B-1 Preferred Stock is $124.1 million). As of April 11, 2011, the outstanding Series B-1 Preferred Stock had an aggregate liquidation preference of $396.6 million.
The holders will receive a liquidation preference equal to the sum of $0.01 per share of Series D Preferred Stock, before any distribution is made to holders of shares of Common Stock, and the payment such holder would have received, if, immediately prior to the liquidating event, such holders had converted their shares into Common Stock in accordance with the Series D Certificate of Designations.

Stock Comparison Table
	Common Stock	Series B Preferred Stock	Series B-1 Preferred Stock	Series D Preferred Stock

Conversion Rights:

	—	Shares are convertible into shares of Common Stock with each share of Series B Preferred Stock valued at the base liquidation preference of $1,000 plus accrued and unpaid dividends, which shall be divided by the B Conversion Price equal to $2.50, subject to adjustments (as set forth in the Series B Certificate of Designations), in effect on the conversion date to determine the number of shares of Common Stock issuable upon conversion. Upon conversion, rather than issue fractional shares of Common Stock the Company will pay cash for each fractional share based upon the market price of the Common Stock on the date of conversion.	Shares are convertible into shares of Series D Preferred Stock with each share of Series B-1 Preferred Stock valued at the base liquidation preference of $1,000 plus accrued and unpaid dividends, which shall be divided by the B-1 Conversion Price equal to the product of $2.50, subject to adjustments, and $1,000 (as set forth in the Series B-1 Certificate of Designations) in effect on the conversion date to determine the number of shares of Series D Preferred Stock issuable upon conversion. Upon conversion, no cash adjustment will be paid for any fractional shares and, in lieu thereof, the Company will issue fractional shares of Series D Preferred Stock	Shares owned beneficially by holders who have converted their shares of Series B-1 Preferred Stock into Series D Preferred Stock will not be entitled to convert those shares into Common Stock unless the Series D Preferred Stock is transferred to another person that is not owned by, or an affiliate of, the transferor. The number of shares of Common Stock issuable upon conversion will be determined by multiplying each share of Series D Preferred Stock by 1,000. Upon conversion, rather than issue fractional shares of Common Stock the Company will pay cash for each fractional share based upon the market price of the Common Stock on the date of conversion.

Stock Comparison Table
	Common Stock	Series B Preferred Stock	Series B-1 Preferred Stock	Series D Preferred Stock
Restriction on Transfer:

	The Investors may not transfer shares they receive in the Recapitalization Transaction in a private sale to certain parties as set forth in the Purchase Agreement unless such sale is pursuant to a merger or consolidation of the Company.	The Investors may not transfer their shares in a private sale to certain parties as set forth in the Purchase Agreement unless such sale is pursuant to a merger or consolidation of the Company.	The Investors may not transfer their shares in a private sale to certain parties as set forth in the Purchase Agreement unless such sale is pursuant to a merger or consolidation of the Company. In addition, shares of Series B-1 Preferred Stock will be irrevocably converted into shares of Series B Preferred Stock if transferred to anyone other than an affiliate of the GS Investors.	The Investors may not transfer shares they receive in the Recapitalization Transaction in a private sale to certain parties as set forth in the Purchase Agreement unless such sale is pursuant to a merger or consolidation of the Company.

Stock Comparison Table
	Common Stock	Series B Preferred Stock	Series B-1 Preferred Stock	Series D Preferred Stock

Redemption:

Redemption at the Option of the Company:	—	After March 25, 2013, if the average market price of the Common Stock during a period of 30 consecutive trading days, ending on the 10th day prior to the date the Company exercises this option, exceeds the redemption trigger price (initially set at $15.00, but subject to adjustment), the Company may redeem all (but not less than all) of the outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock for an amount equal to $1,000 per share plus all accrued and unpaid dividends to the date of redemption.	After March 25, 2013, if the average market price of the Common Stock during a period of 30 consecutive trading days, ending on the 10th day prior to the date the Company exercises this option, exceeds the redemption trigger price (initially set at $15.00, but subject to adjustment), the Company may redeem all (but not less than all) of the outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock for an amount equal to $1,000 per share plus all accrued and unpaid dividends to the date of redemption.	—
Redemption at the Option of the Holder:	—
At any time after March 25, 2018, upon approval by at least a majority of the outstanding shares of Series B and Series B-1 Preferred Stock, voting together as a class, the holders of Series B Preferred Stock and Series B-1 Preferred Stock have the right to require the Company to redeem all, but not less than all, of the Series B and Series B-1 Preferred Stock at a redemption price in cash equal to the sum of $1,000 per share and all accrued and unpaid dividends to the date of redemption.

In connection with a “change of control” each holder will have the right to require the Company to redeem its shares at a redemption price equal to 101% of the sum of $1,000 per share plus all accrued and unpaid dividends to the date of change of control.

At any time after March 25, 2018, upon approval by at least a majority of the outstanding shares of Series B and Series B-1 Preferred Stock, voting together as a class, the holders of Series B Preferred Stock and Series B-1 Preferred Stock have the right to require the Company to redeem all, but not less than all, of the Series B and Series B-1 Preferred Stock at a redemption price in cash equal to the sum of $1,000 per share and all accrued and unpaid dividends to the date of redemption.

In connection with a “change of control” each holder will have the right to require the Company to redeem its shares at a redemption price equal to 101% of the sum of $1,000 per share plus all accrued and unpaid dividends to the date of change of control.
—

Proposed Amendment to Series D Certificate of Designations.

The Series D Certificate of Designations will be amended immediately prior to the closing of the recapitalization by resolution of the Board of Directors to provide that the shares of Series D Preferred Stock received in connection with a conversion of the Series B-1 Preferred Stock or pursuant to the terms of the Recapitalization Agreement are only convertible into shares of Common Stock by a holder who receives such shares by means of (i) a widespread public distribution, (ii) a transfer to an underwriter for the purpose of conducting a widespread public distribution, (iii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company, or (iv) a transfer to a transferee that would control more than 50% of the voting securities of the Company without any transfer from such transferor or its affiliates, as applicable (each of (i) — (iv), a “Widely Dispersed Offering”). In addition, the Series D Certificate of Designations will be amended such that, in addition to being non-voting while held by the GS Investors or their affiliates, the shares of Series D Preferred Stock will be non-voting while held by any holder who receives such shares by means other than a Widely Dispersed Offering.

PROPOSAL NUMBER TWO: AMENDMENT OF THE CERTIFICATE OF INCORPORATION

At the Special Meeting, our stockholders will be asked to consider and vote on the amendment of the Certificate of Incorporation to remove the GS Investors’ right to designate a director to serve on the Board of Directors. A copy of the proposed amendment to the Certificate of Incorporation is attached hereto as Appendix B.

Reasons for the Amendment

Under our Certificate of Incorporation, the GS Investors have the right to designate one director who would have one vote on the Board of Directors and the THL Investors have the right to designate two to four directors who each have equal votes on the Board of Directors and who are to have in the aggregate such number of votes on the Board of Directors equal to the number of votes as is proportionate to the GS Investors’ and the THL Investors’ Common Stock ownership, calculated on a fully-converted basis assuming the conversion of all shares of the Series B Preferred Stock and the Series B-1 Preferred Stock into Common Stock, minus the one vote of the director designated by the GS Investors.

To date, the GS Investors have not designated a member to the Board of Directors, however, the GS Investors have the right to have two representatives of the GS Investors observe at meetings of the Board of Directors as set forth in the management rights letter dated as of March 25, 2008 between the Company and GS Capital Partners VI Parallel, L.P. and the management rights letter dated as of March 25, 2008 between the Company and GS Mezzanine Partners V Institutional, L.P. Pursuant to Proposal Number Two, the GS Investors will no longer have the right to designate a member to the Board of Directors; however, the directors designated by the THL Investors will still have that number of votes that is equal to the number of directors as is proportionate to the GS Investors’ and the THL Investors’ Common Stock ownership, calculated on a fully-converted basis.

The amendment will be effective as of the time the amendment is filed with the Secretary of State of the State of Delaware, which assuming the Proposals are approved, will be filed promptly after the closing of the Recapitalization.

The Board of Directors unanimously recommends a vote “For” the proposal to amend the Certificate of Incorporation.

ADJOURNMENTS

If the requisite stockholder vote approving each of the Proposals has not been received at the time of the Special Meeting, you may be asked to vote on a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies in favor of the Proposals.

The affirmative vote of the holders of not less than a majority of the voting power of the outstanding Common Stock and Series B Preferred Stock present in person or by proxy at the Special Meeting and voting for or against, or expressly abstaining from voting on, the adjournment proposal, is required to approve the adjournment of the Special Meeting. The Board of Directors recommends that you vote FOR the approval of any such adjournment or postponement of the Special Meeting, if proposed. If you submit your proxy via the Internet or telephonically, or if you complete, sign and submit your proxy card without withholding approval of the proposal to approve the adjournment of the Special Meeting, your proxy will be counted as a vote in favor of granting to the proxy holders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the Special Meeting to a later date to solicit additional proxies in favor of the approval and adoption of the Proposals if there are not sufficient votes for approval and adoption of the Proposals outlined above at the Special Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our Common Stock, Series B Preferred Stock and Series B-1 Preferred Stock by those persons known by us to be the beneficial owners of more than five percent of any class of our equity securities as of April 11, 2011. Except as otherwise indicated, a person has sole voting and investment power with respect to the securities shown. We have determined beneficial ownership in accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”). Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore, the aggregate beneficial ownership percentages shown in the table below total more than 100 percent.

	Shares of			Shares of		Shares of
	Common Stock		Percent of	B Stock		B-1 Stock
	Beneficially		Common	Beneficially	Percent of	Beneficially	Percent of
Name and Address	Owned		Stock(1)	Owned	B Stock	Owned	B-1 Stock

Thomas H. Lee Advisors, LLC(2)	288,101,431	(3)	54.3%	495,000 (3)	100%	—	—
The Goldman Sachs Group, Inc.(4)	158,669,146	(5)	29.9%	—	—	272,500 (5)	100%
Blum Capital Partners, L.P.(6)	17,661,738	(7)	21.1%	—	—	—	—
The Guardian Life Insurance Company of America(8)	12,794,807	(9)	15.3%	—	—	—	—
BlackRock, Inc.(10)	4,801,835	(11)	5.7%	—	—	—	—

(1)	Applicable percentage ownership is based on 83,710,522 shares of Common Stock outstanding as of April 11, 2011 for all stockholders other than Thomas H. Lee Advisors, LLC (“THL Advisors”) and The Goldman Sachs Group, Inc. and its affiliates (the “Goldman Sachs Group”). With regard to THL Advisors and the Goldman Sachs Group, applicable percentage ownership is based on 530,463,376 shares of Common Stock outstanding, which gives effect to the 495,000 shares of Series B Preferred Stock and 272,500 shares of Series B-1 Preferred Stock that are immediately convertible into 446,752,854 shares of Common Stock, which gives effect to accrual of dividends on the Series B Preferred Stock and Series B-1 Preferred Stock through April 11, 2011. The 495,000 shares of Series B Preferred Stock are immediately convertible into 288,101,431 shares of Common Stock. The 272,500 shares of Series B-1 Preferred Stock are immediately convertible into 158,651 shares of Series D Preferred Stock, which are immediately convertible by a holder other than the Goldman Sachs Group into 158,651,422 shares of Common Stock. Because the ownership percentages with respect to each of the listed parties other than THL Advisors and the Goldman Sachs Group do not include in the total number of outstanding shares of Common

Stock issuable upon the conversion of the Series B Preferred Stock and the Series B-1 Preferred Stock, the ownership percentages with respect to such other listed parties would be substantially lower if the calculations reflected the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the Series B-1 Preferred Stock.

(2)	The address of Thomas H. Lee Advisors, LLC (“THL Advisors”) is 100 Federal Street, Boston, MA 02110. The address of Putnam Investments Holdings, LLC and Putnam Investments Employees’ Securities Company III LLC is One Post Office Square, Boston, MA 02109. The address of Great-West Investors L.P. is 8515 East Orchard Road, Greenwood Village, CO 80111. The address of SPCP Group, LLC (“SPCP”) is Two Greenwich Plaza, First Floor, Greenwich, CT 06830. The address for the remaining entities set forth in footnote (3) is the same as for THL Advisors. For information regarding the relationship between the THL Entities (as defined in footnote (3) below) and their co-investor SPCP, please see the Schedule 13D filed by Silver Point Capital, L.P. on April 4, 2008 and the Schedule 13D/A filed by Silver Point Capital, L.P. on March 9, 2011.

(3)	Certain of the information is based on information provided by the beneficial owners in Schedule 13D/As filed with the SEC on March 9, 2011. Shares of Series B Preferred Stock are beneficially owned by the following: (a) THL Advisors; THL Equity Advisors VI, LLC; Thomas H. Lee Equity Fund VI, L.P.; Thomas H. Lee Parallel Fund VI, L.P.; Thomas H. Lee Parallel (DT) Fund VI, L.P.; THL Equity Fund VI Investors (MoneyGram), LLC; THL Coinvestment Partners, L.P.; THL Operating Partners, L.P.; Putnam Investments Holdings, LLC; Great-West Investors L.P. and Putnam Investments Employees’ Securities Company III LLC (the “THL Entities”) and (b) SPCP. Together with the Goldman Entities (as defined in footnote (6) below) and SPCP, the THL Entities may be deemed to beneficially own all of the outstanding Series B Preferred Stock and Series B-1 Preferred Stock, or 446,752,854 shares of Common Stock issuable upon the conversion of all of the Series B Preferred Stock and Series B-1 Preferred Stock. Each of the THL Entities and SPCP disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

Of these shares: THL Advisors has shared voting power over 288,101,431 shares and shared dispositive power over 288,101,431 shares; THL Equity Advisors VI, LLC has shared voting power over 285,523,673 shares and shared dispositive power 285,523,673 shares; Thomas H. Lee Equity Fund VI, L.P. has shared voting power over 161,282,322 shares and shared dispositive power over 161,282,322 shares; Thomas H. Lee Parallel Fund VI, L.P. has shared voting power over 105,270,657 shares and shared dispositive power over 105,270,657 shares; Thomas H. Lee Parallel (DT) Fund VI, L.P. has shared voting power over 18,388,670 shares and shared dispositive power over 18,388,670 shares; THL Equity Fund VI Investors (MoneyGram), LLC has shared voting power over 582,023 shares and shared dispositive power over 582,023 shares; THL Coinvestment Partners, L.P. has shared voting power over 444,071 shares and shared dispositive power over 444,071 shares; THL Operating Partners, L.P. has shared voting power over 547,102 shares and shared dispositive power over 547,102 shares; Putnam Investments Holdings, LLC has shared voting power over 793,139 shares and shared dispositive power over 793,139 shares; Great-West Investors L.P. has shared voting power over 1,586,586 shares and shared dispositive power over 1,586,586 shares; Putnam Investments Employees’ Securities Company III LLC has shared voting power over 793,139 shares and shared dispositive power over 793,139 shares; and SPCP has shared voting power over 5,820,231 shares and shared dispositive power over 5,820,231 shares.

(4)	The address of the Goldman Sachs Group is 200 West Street, New York, NY 10282-2198.

(5)	Certain of the information is based on information provided by the beneficial owners in a Schedule 13D/A filed with the SEC on March 9, 2011. Shares are beneficially owned by the following: the Goldman Sachs Group; Goldman Sachs; GSCP VI Advisors, L.L.C.; GS Capital Partners VI Fund, L.P.; GS Advisors VI, L.L.C.; GSCP VI Offshore Advisors, L.L.C.; GS Capital Partners VI Offshore Fund, L.P.; Goldman, Sachs Management GP GmbH; GS Capital Partners VI Parallel, L.P.; GS Capital Partners VI GmbH & Co. KG; GSMP V Onshore US, Ltd.; GS Mezzanine Partners V Onshore Fund, L.P.; GS Mezzanine Partners V Onshore Fund, L.L.C.; GSMP V Institutional US, Ltd.; GS Mezzanine Partners V Institutional Fund, L.P.; GS Mezzanine Partners V Institutional Fund, L.L.C.; GSMP V Offshore US, Ltd.; GS Mezzanine Partners V Offshore Fund, L.P.; and GS Mezzanine Partners V Offshore Fund, L.L.C. (the

“Goldman Entities”). Together with the THL Entities and SPCP, the Goldman Entities may be deemed to beneficially own all of the outstanding Series B Preferred Stock and Series B-1 Preferred Stock, or 446,752,854 shares of Common Stock issuable upon the conversion of all of the Series B Preferred Stock and Series B-1 Preferred Stock. The Goldman Entities disclaim beneficial ownership of such shares beneficially owned by (i) any client accounts with respect to which the Goldman Entities or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Entities act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Entities.

Of these shares: the Goldman Sachs Group has shared voting power over 158,669,146 shares and shared dispositive power over 158,669,146 shares; Goldman Sachs has shared voting power over 154,302,594 shares and shared dispositive power over 154,302,594 shares; GSCP VI Advisors, L.L.C. has shared voting power over 57,614,994 shares and shared dispositive power over 57,614,994 shares; GS Capital Partners VI Fund, L.P. has shared voting power over 57,614,994 shares and shared dispositive power over 57,614,994 shares; GS Advisors VI, L.L.C. has shared voting power over 15,843,141 shares and shared dispositive power over 15,843,141 shares; GSCP VI Offshore Advisors, L.L.C. has shared voting power over 47,922,124 shares and shared dispositive power over 47,922,124 shares; GS Capital Partners VI Offshore Fund, L.P. has shared voting power over 47,922,124 shares and shared dispositive power over 47,922,124 shares; Goldman, Sachs Management GP GmbH has shared voting power over 2,047,637 shares and shared dispositive power over 2,047,637 shares; GS Capital Partners VI Parallel, L.P. has shared voting power over 15,843,141 shares and shared dispositive power over 15,843,141 shares; GS Capital Partners VI GmbH & Co. KG has shared voting power over 2,047,637 shares and shared dispositive power over 2,047,637 shares; GSMP V Onshore US, Ltd. has shared voting power over 11,908,738 shares and shared dispositive power over 11,908,738 shares; GS Mezzanine Partners V Onshore Fund, L.P. has shared voting power over 11,908,738 shares and shared dispositive power over 11,908,738 shares; GS Mezzanine Partners V Onshore Fund, L.L.C. has shared voting power over 11,908,738 shares and shared dispositive power over 11,908,738 shares; GSMP V Institutional US, Ltd. has shared voting power over 1,154,502 shares and shared dispositive power over 1,154,502 shares; GS Mezzanine Partners V Institutional Fund, L.P. has shared voting power over 1,154,502 shares and shared dispositive power over 1,154,502 shares; GS Mezzanine Partners V Institutional Fund, L.L.C. has shared voting power over 1,154,502 shares and shared dispositive power over 1,154,502 shares; GSMP V Offshore US, Ltd. has shared voting power over 17,793,733 shares and shared dispositive power over 17,793,733 shares; GS Mezzanine Partners V Offshore Fund, L.P. has shared voting power over 17,793,733 shares and shared dispositive power over 17,793,733 shares; and GS Mezzanine Partners V Offshore Fund, L.L.C. has shared voting power over 17,793,733 shares and shared dispositive power over 17,793,733 shares. Additionally, Goldman Sachs or another broker dealer subsidiary of the Goldman Sachs Group may, from time to time, hold shares of Common Stock acquired in ordinary course trading activities.

The Series B-1 Preferred Stock held by the Goldman Entities and their affiliates is non-voting except for the rights of Goldman Sachs to vote on specific actions set forth in the Series B-1 Certificate of Designations.

(6)	The address of Blum Capital Partners, L.P. is 909 Montgomery Street, Suite 400, San Francisco, CA 94133.

(7)	Based on information provided by the beneficial owner in a Schedule 13D/A filed with the SEC on January 2, 2009 on behalf of Blum Capital Partners, L.P., Richard C. Blum & Associates, Inc., Blum Strategic GP III, L.L.C., Blum Strategic GP III, L.P., Blum Strategic Partners III, L.P., Blum Strategic GP IV, L.L.C., Blum Strategic GP IV, L.P., Blum Strategic Partners IV, L.P. and Saddlepoint Partners GP, L.L.C. (the “Blum Group”). According to that filing, each of the Blum Group are deemed to beneficially own 17,661,738 shares of Common Stock, with shared voting power over 17,661,738 shares and shared dispositive power over 17,661,738 shares.

(8)	The address of The Guardian Life Insurance Company of America is 7 Hanover Square, H-26-E, New York, NY 10004.

(9)	Based on information provided by the beneficial owner in a Schedule 13G/A filed with the SEC on February 9, 2011. The Guardian Life Insurance Company of America, Guardian Investor Services LLC and RS Investment Management Co. LLC each have shared voting and dispositive power over 12,794,807 shares. Additionally, RS Partners Fund has shared voting and dispositive power over 8,257,617 shares. RS Investment Management Co. LLC serves as an investment advisor to various investment company clients that no one client (other than RS Partners Fund) accounts for more than five percent of the total outstanding common stock. The Guardian Life Insurance Company of America is the parent company of Guardian Investor Services LLC and RS Investment Management Co. LLC. Guardian Investor Services LLC is an investment advisor and the parent company of RS Investment Management Co. LLC.

(10)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(11)	Based on information provided by the beneficial owner in a Schedule 13G filed with the SEC on February 7, 2011.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of April 11, 2011 concerning beneficial ownership of our Common Stock, Series B Preferred Stock and Series B-1 Preferred Stock by each director, the Company’s named executives and all of our directors and executive officers as a group. Except as otherwise indicated, a person has sole voting and investment power with respect to the Common Stock beneficially owned by that person. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore, the aggregate beneficial ownership percentages shown in the table below total more than 100 percent.

				Shares of
				Series B
	Shares of Common		Percent of	Preferred Stock		Percent of
	Stock Beneficially		Common	Beneficially		Series B
Name of Beneficial Owner	Owned(1)(2)(3)		Stock(4)	Owned		Preferred Stock

J. Coley Clark	27,986		*	—		—
Victor W. Dahir	27,986		*	—		—
Thomas M. Hagerty	288,129,417	(5)	54.3%	495,000	(5)	100%
Scott L. Jaeckel	288,129,417	(5)	54.3%	495,000	(5)	100%
Seth W. Lawry	288,129,417	(5)	54.3%	495,000	(5)	100%
Ann Mather	34,986		*	—		—
Pamela H. Patsley	3,637,500		4.2%	—		—
Ganesh B. Rao	288,129,417	(5)	54.3%	495,000	(5)	100%
W. Bruce Turner	27,986		*	—		—
James E. Shields	—		—	—		—
Jean C. Benson	204,297		*	—		—
Jeffrey R. Woods	—		—	—		—
Nigel L. Lee	250,000		*	—		—
J. Lucas Wimer	200,000		*	—		—
Timothy C. Everett	175,000		*	—		—
All Directors and Executive Officers as a Group (19) persons total)	293,589,923	(6)	55.3%	495,000	(5)	100%

*	Less than 1 percent

(1)	Includes shares underlying options exercisable within 60 days of April 11, 2011, as follows: Ms. Patsley, 3,437,500 shares; Ms. Benson, 200,500 shares; Mr. Lee, 250,000 shares; Mr. Wimer, 200,000 shares; and Mr. Everett, 175,000 shares. Also includes shares held directly, as follows: Ms. Patsley, 200,000 shares; Ms. Mather, 7,000 shares; and Ms. Benson, 1,500 shares.

(2)	Includes shares underlying restricted stock units vesting within 60 days of April 11, 2011, as follows: Mr. Clark, 27,986 shares; Mr. Dahir, 27,986 shares; Mr. Hagerty, 27,986 shares; Mr. Jaeckel, 27,986 shares; Mr. Lawry, 27,986 shares; Ms. Mather, 27,986 shares; Mr. Rao, 27,986 shares; Mr. Turner, 27,986 shares.

(3)	Includes the following shares held in the 401(k) plan or an IRA, for which participants have shared voting power and sole investment power, as follows: Ms. Benson, 2,297 shares.

(4)	Applicable percentage ownership is based on 83,710,522 shares of Common Stock outstanding as of April 11, 2011. With regard to Messrs. Hagerty, Jaeckel, Lawry and Rao, because they are each members of THL Advisors, applicable percentage ownership is based on 530,463,376 shares of Common Stock outstanding as of April 11, 2011, which gives effect to the 495,000 shares of Series B Preferred Stock and 272,500 shares of Series B-1 Preferred Stock that are immediately convertible into 446,752,854 shares of Common Stock as of April 11, 2011, which gives effect to the accrual of dividends on the Series B Preferred Stock and Series B-1 Preferred Stock through April 11, 2011.

(5)	Because Messrs. Hagerty, Jaeckel, Lawry and Rao are each members of THL Advisors, each of them may be deemed to beneficially own the shares of Common Stock that may be deemed to be beneficially owned by THL Advisors. Each of Messrs. Hagerty, Jaeckel, Lawry and Rao disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Please see footnotes (1) and (3) to the “Security Ownership of Certain Beneficial Owners” table above for more information regarding the shares of Common Stock that THL Advisors may be deemed to beneficially own.

(6)	Includes: 5,033,300 shares underlying options exercisable within 60 days of April 11, 2011, 7,136 shares held in the 401(k) plan or an IRA, 223,888 shares underlying restricted stock units vesting within 60 days of April 11, 2011 and 495,000 shares of Series B Preferred Stock that are immediately convertible into 288,101,431 shares of Common Stock as of April 11, 2011.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Under our Certificate of Incorporation, the GS Investors have the right to designate one director who would have one vote out of the total number of votes for the board of directors of not less than 11 as set forth in the Purchase Agreement and the THL Investors have the right to designate two to four directors who each have equal votes and who are to have such number of votes equal to the number of directors as is proportionate to the GS Investors’ and the THL Investors’ common stock ownership, calculated on a fully-converted basis assuming the conversion of all shares of Series B Preferred Stock and Series B-1 Preferred Stock into Common Stock, minus the one vote of the director designated by the GS Investors. Therefore, each director designated by the THL Investors may have multiple votes and each other director has one vote.

The THL Investors have designated the following directors to the Board of Directors: Thomas M. Hagerty, Scott L. Jaeckel, Seth W. Lawry and Ganesh B. Rao (together, the “THL Board Representatives”). In connection with the recapitalization, the THL Investors will receive (i) the additional payment of cash and shares of Additional Common Stock under the Recapitalization Agreement, (ii) the payment of certain expenses incurred by the THL Investors in connection with the transactions contemplated by the Recapitalization Agreement and (iii) registration rights with respect to the shares of Additional Common Stock issued to the THL Investors.

To date, the GS Investors have not designated a member to the Board of Directors; however, the GS Investors have the right to have two representatives of the GS Investors observe at meetings of the Board of Directors as set forth in the management rights letter dated as of March 25, 2008 between the Company and GS Capital Partners VI Parallel, L.P. and the management rights letter dated as of March 25, 2008 between the Company and GS Mezzanine Partners V Institutional, L.P. Pursuant to the Proposal Number Two, the GS

Investors will no longer have the right to designate a member to the Board of Directors. In connection with the recapitalization, the GS Investors will receive (i) the additional payment of cash and shares of Additional Series D Preferred Stock under the Recapitalization Agreement, (ii) the payment of certain expenses incurred by the GS Investors in connection with the transactions contemplated by the Recapitalization Agreement and (iii) registration rights with respect to the Series D Preferred Stock and the shares of Common Stock issuable upon the conversion, in certain circumstances by holders other than the GS Investors or their affiliates, of the shares of Additional Series D Preferred Stock. Additionally, in connection with the Consent Agreement entered into in connection with the recapitalization, the GS Note Holders will receive a consent fee of $5.0 million payable in cash.

Except as described above, no officer or director of the Company has any substantial interest in the matters to be acted upon at the Special Meeting other than his or her role as an officer or director of the Company or as a holder of Common Stock.

INDEPENDENT ACCOUNTANTS

The Company’s financial statements for 2010 have been audited by Deloitte & Touche LLP. Representatives of Deloitte & Touche LLP are not expected to attend the Special Meeting.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents incorporated by reference herein may contain forward-looking statements within the meaning of Section 21E of the Exchange Act with respect to the financial condition, results of operation, plans, objectives, future performance and business of MoneyGram International, Inc. and its subsidiaries. Statements preceded by, followed by or that include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believes” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and include, without limitation: estimates of the value of the Series B Preferred Stock and the Series B-1 Preferred Stock; statements regarding the future liquidity of the Common Stock; statements regarding the proposed financing of the recapitalization or the expected or potential benefits of the recapitalization; and our ability to consummate the recapitalization. These forward-looking statements involve risks and uncertainties.

Actual results may differ materially from those contemplated by the forward-looking statements in this Proxy Statement due to, among others, the risks and uncertainties described in our Part I, Item 1A. “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010. These forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise, except as required by federal securities law.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2012 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 2828 N. Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, on or before December 10, 2011. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored materials.

In accordance with the bylaws of the Company, as amended as of September 10, 2009 (our “Bylaws”), in order for a stockholder proposal not included in our proxy statement to be properly brought before the 2012 annual meeting of stockholders, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our Bylaws, and specifically, must be delivered to our principal executive offices at 2828 N. Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of the 2011 annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 12, 2012 and no later than February 11, 2012.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.moneygram.com. Any information contained on our website, other than documents expressly incorporated by reference herein, is not incorporated by reference into this Proxy Statement. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INCORPORATION BY REFERENCE

As permitted by Item 13(b) of Schedule 14A of Regulation 14A of Exchange Act, we are “incorporating by reference” into this Proxy Statement specific documents that we file or have filed with the SEC, which means that we may disclose important information to you by referring you to those documents that are considered part of this Proxy Statement. Information that we file subsequently with the SEC will automatically update and supersede this information.

We incorporate by reference into this Proxy Statement the following documents filed with the SEC and any future documents that we file with the SEC prior to our Special Meeting, excluding any reports or portions thereof that have been “furnished” but not “filed” for purposes of the Exchange Act:

(1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(2) The Series B Certificate of Designations, Series B-1 Certificate of Designations and Series D Certificate of Designations, filed as Exhibits 4.2, 4.3 and 4.4, respectively, to our Form 8-K filed on March 28, 2008; and

(3) The description of our Common Stock contained in our Registration Statement on Form 10 initially filed on December 29, 2003, as amended, including any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a Proxy Statement is delivered, upon written request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you write us at the following address: MoneyGram International, Inc., 2828 N. Harwood St., 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

This Proxy Statement or information incorporated by reference herein contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the transactions discussed in this Proxy Statement. The descriptions of these agreements contained in this Proxy Statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written request to us at the above address.

Any statement contained herein or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Proxy Statement.

By Order of the Board of Directors

Timothy C. Everett
Executive Vice President, General Counsel and
Corporate Secretary

Dallas, Texas
April 12, 2011

Appendix A

RECAPITALIZATION AGREEMENT

This RECAPITALIZATION AGREEMENT, dated as of March 7, 2011 (this “Agreement”), is by and among MoneyGram International, Inc., a Delaware corporation (the “Company”), the investors listed under the heading “THL Investors” on Exhibit A hereto (the “THL Investors”) and the investors listed under the heading “GS Investors” on Exhibit A hereto (the “GS Investors” and, together with the THL Investors, the “Investors”).

WHEREAS, the Company and certain of the Investors are each a party to that certain Amended and Restated Purchase Agreement, dated as of March 17, 2008 (the “Purchase Agreement”), pursuant to which the Company and such Investors agreed to effect a recapitalization of the Company (the “Initial Recapitalization”);

WHEREAS, on March 24, 2008 and in furtherance of the Initial Recapitalization, the Company filed the Certificate of Designations, Preferences and Rights of Series B Participating Convertible Preferred Stock of MoneyGram International, Inc. (the “Series B Certificate of Designations”) relating to its Series B Participating Convertible Preferred Stock, par value $0.01 (the “Series B Preferred Stock”);

WHEREAS, on March 24, 2008 and in furtherance of the Initial Recapitalization, the Company filed the Certificate of Designations, Preferences and Rights of Series B-1 Participating Convertible Preferred Stock of MoneyGram International, Inc. (the “Series B-1 Certificate of Designations”) relating to its Series B-1 Participating Convertible Preferred Stock, par value $0.01 (the “Series B-1 Preferred Stock”);

WHEREAS, on March 24, 2008 and in furtherance of the Initial Recapitalization, the Company filed the Certificate of Designations, Preferences and Rights of Series D Participating Convertible Preferred Stock of MoneyGram International, Inc. (the “Series D Certificate of Designations”) relating to its Series D Participating Convertible Preferred Stock, par value $0.01 (the “Series D Preferred Stock”);

WHEREAS, on March 25, 2008, the Company consummated the Initial Recapitalization pursuant to which (i) the THL Investors acquired, in the aggregate, 495,000 shares of Series B Preferred Stock, (ii) the GS Investors acquired, in the aggregate, 265,000 shares of Series B-1 Preferred Stock, (iii) the Company issued 7,500 shares of Series B-1 Preferred Stock to The Goldman Sachs Group, Inc., as directed by Goldman, Sachs & Co for its investment banking advisory fee, (iv) GSMP V Onshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Onshore”), GSMP Offshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Offshore”), GSMP V Institutional US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (together with GSMP Onshore and GSMP Offshore, the “GS Note Purchasers”) acquired $500.0 million of senior secured second lien notes due 2018 (the “Second Lien Notes”) issued by MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Worldwide”), pursuant to an Indenture, dated as of March 25, 2008 (the ‘‘Indenture”), by and among the Company, Worldwide, the other guarantors party thereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee and collateral agent (the “Trustee”) and the Second Amended and Restated Note Purchase Agreement, dated as of March 25, 2008, among Worldwide, the Company and the GS Note Purchasers;

WHEREAS, all of the shares of Series B Preferred Stock are held by the THL Investors;

WHEREAS, all of the shares of Series B-1 Preferred Stock are held by the GS Investors;

WHEREAS, each share of Series B Preferred Stock and each share of Series B-1 Preferred Stock pays a cash dividend at an annual rate of 10%, which rate, in the event such dividend is accrued, increases to 12.5% through March 25, 2013, and to 15% thereafter;

WHEREAS, each share of Series B Preferred Stock is convertible, at any time at the option of the holder thereof, into shares of common stock of the Company, par value $0.01 (“Common Stock”), at the price of $2.50 per share of Common Stock;

WHEREAS, each share of Series B-1 Preferred Stock is convertible, at any time for so long as it is held by a GS Investor, into shares of Series D Preferred Stock at the conversion price specified in the Series B-1 Certificate of Designations;

WHEREAS, in order to facilitate the simplification of the capital structure of the Company and for other good and valid business reasons, the parties hereto desire to enter into a transaction (the “Recapitalization”) pursuant to which (i) the THL Investors will convert all of the shares of Series B Preferred Stock into Common Stock in accordance with the Series B Certificate of Designations, (ii) the GS Investors will convert all of the shares of Series B-1 Preferred Stock into Series D Preferred Stock in accordance with the Series B-1 Certificate of Designations, (iii) the Series D Certificate of Designations will be amended as set forth on Annex A, (iv) the Company will pay each Investor cash in the amount equal to the dividends payable (at a 12.5% accrual rate) on the shares of Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, with respect to the days between the end of the immediately preceding quarterly period for which dividends were accrued and the Closing Date (including the Closing Date), and (v) as an inducement to the Investors to effect such conversions in accordance with the Series B Certificate of Designations and the Series B-1 Certificate of Designations and to forgo the rights to liquidation preferences and future dividends provided for in the Series B Preferred Stock Certificate of Designations and the Series B-1 Preferred Stock Certificate of Designations, as applicable, the Company will pay the Investors additional consideration in the form of cash and issue to the Investors additional shares of Common Stock or Series D Preferred Stock, as applicable;

WHEREAS, the parties hereto agree that the aggregate of the fair market value of the shares of Common Stock and Series D Preferred Stock and the amount of cash that the Investors shall receive pursuant to the Recapitalization is equal to the fair market value of the Series B Preferred Stock or Series B-1 Preferred Stock surrendered pursuant thereto;

WHEREAS, it is intended that this Agreement constitute a plan of reorganization of the Company within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the ‘‘Code”), and that the transactions effected by each Investor pursuant to the Recapitalization collectively constitute an exchange pursuant to a recapitalization within the meaning of Section 368(a)(1)(E) of the Code;

WHEREAS, concurrently with the execution of this Agreement, Worldwide, the GS Note Purchasers and the Trustee have entered into a consent agreement with respect to the Second Lien Notes held by the GS Investors on the terms and conditions set forth therein;

WHEREAS, a special committee of independent and disinterested directors (the “Special Committee”) of the Board of Directors of the Company (the “Board of Directors”), comprised of Ms. Ann Mather and Messrs. W. Bruce Turner, J. Coley Clark and Victor W. Dahir, has been formed to evaluate and negotiate the terms of the Recapitalization on behalf of the Company;

WHEREAS, the Special Committee has engaged J.P. Morgan Securities LLC as its independent financial advisor (“J.P. Morgan”), and the Special Committee has received a valuation letter of J.P. Morgan, dated the date of this Agreement, setting forth a range of values for Series B Preferred Stock and Series B-1 Preferred Stock, in the aggregate, as of the date thereof, and subject to the various assumptions and qualifications set forth therein (the “J.P. Morgan Letter”);

WHEREAS, the Special Committee has determined that this Agreement and the Recapitalization are in the best interests of the Company and its stockholders, specifically including the stockholders of the Company other than the THL Investors and the GS Investors;

WHEREAS, the Special Committee unanimously approved the Recapitalization and has recommended the terms of the Recapitalization to the Board of Directors;

WHEREAS, the Board of Directors has determined that this Agreement and the Recapitalization are in the best interests of the Company and its stockholders, specifically including the stockholders of the Company other than the THL Investors and the GS Investors;

WHEREAS, the Board of Directors has approved the terms of the Recapitalization and resolved to recommend to the Company’s stockholders that the stockholders vote to approve the Recapitalization.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

RECAPITALIZATION

Section 1.1  Conversion and Recapitalization.

(a) Effective as of the Closing Date (as defined below), and on the terms and subject to the conditions set forth in this Agreement, each of the THL Investors shall convert all of its shares of Series B Preferred Stock into the number of shares of Common Stock listed opposite such Investor’s name on Exhibit A hereto in accordance with the Series B Certificate of Designations and shall, at the Closing (as defined below), deliver to the Company the certificate or certificates representing such Series B Preferred Stock.

(b) Effective as of the Closing Date, and on the terms and subject to the conditions set forth in this Agreement, each of the GS Investors shall convert all of its shares of Series B-1 Preferred Stock into the number of shares of Series D Preferred Stock listed opposite such Investor’s name on Exhibit A hereto in accordance with the Series B-1 Certificate of Designations and shall, at the Closing, deliver to the Company the certificate or certificates representing such Series B-1 Preferred Stock.

(c) The Company, to the extent necessary, consents to the conversions set forth in Section 1.1(a) and Section 1.1(b) on the terms and subject to the conditions set forth in this Agreement.

(d) On the Closing Date, pursuant to the Recapitalization, the Company shall: (i) issue and deliver to each Investor a certificate or certificates representing the number of shares of Common Stock or Series D Preferred Stock, as applicable, issuable upon conversion of such shares (and, solely with respect to the Series B Preferred Stock, a check payable in an amount corresponding to any fractional interest in a share of Common Stock as provided in Section 7(b)(vi) of the Series B Certificate of Designations); (ii) pay each Investor cash by wire transfer of immediately available funds in the amount equal to the dividends payable (at the 12.5% accrual rate) on the shares of Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, listed opposite such Investor’s name on Exhibit A hereto with respect to the days between the end of the immediately preceding quarterly period for which dividends were accrued and the Closing Date (including the Closing Date); (iii) pay each Investor cash by wire transfer of immediately available funds in the amount set forth opposite such Investor’s name on Exhibit A hereto; and (iv) deliver to each Investor such additional shares of Common Stock or Series D Preferred Stock, as applicable, listed opposite such Investor’s name on Exhibit A hereto.

(e) Each of the actions set forth in this Section 1.1 shall be effected simultaneously.

(f) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall diminish the Company’s rights to pay on the applicable Dividend Payment Date (as defined in the Series B Certificate of Designations and Series B-1 Certificate of Designations) any dividends with respect to the Series B Preferred Stock or Series B-1 Preferred Stock for quarterly dividend periods ending after the date hereof and prior to the Closing Date in cash in accordance with the Series B Certificate of Designations or Series B-1 Certificate of Designations, as applicable, in which case the number of shares of Common Stock or Series D Preferred Stock to be delivered at the Closing shall be reduced accordingly and the Investors will have the opportunity to review and confirm the accuracy of such reduction.

Section 1.2  Closing.  The closing of the Recapitalization (the “Closing”) shall take place as promptly as practicable, but in no event later than two business days, after the satisfaction or waiver of all of the conditions to Closing set forth in Article IV hereof (other than those conditions that by their nature cannot be satisfied until the time of Closing, but subject to the satisfaction or waiver by the requisite parties of those conditions), at 10:00 am central time at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas, or at such other time or place as the Company and the Investors may agree in writing (the date of the Closing, the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investors, as of the date hereof and on the Closing Date, as follows:

Section 2.1  Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 2.2  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 760,000 shares of Series B Preferred Stock, of which 495,000 shares were issued and outstanding as of the date of this Agreement, (ii) 500,000 shares of Series B-1 Preferred Stock, of which 272,500 shares were issued and outstanding as of the date of this Agreement, (iii) 200,000 shares of Series D Preferred Stock, of which no shares were issued and outstanding as of the date of this Agreement, and (iv) 1,300,000,000 shares of Common Stock, of which 83,620,522 shares were issued and outstanding as of March 1, 2011. Except as set forth in this Section 2.2(a), there is no outstanding capital stock of the Company or any securities directly or indirectly convertible into, or exercisable or exchangeable for any capital stock of the Company, other than any outstanding employee stock options or director restricted stock units. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable.

(b) When issued and delivered pursuant to this Agreement, the Common Stock and Series D Preferred Stock to be issued in accordance with the terms of this Agreement will be duly authorized and validly issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by the holder or taxes in respect of any transfer occurring contemporaneously therewith).

(c) Except (A) for the rights granted pursuant to this Agreement or (B) as previously disclosed by the Company in any reports, schedules, forms, statements or other documents filed or furnished since January 1, 2009 (not including any documents incorporated by reference during such period), and publicly available on the EDGAR system of the Securities and Exchange Commission (the ‘‘SEC”) prior to the date of this Agreement, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating the Company or any of its subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its subsidiaries, other than any outstanding employee stock options or director restricted stock units.

Section 2.3  Authorization of Agreements, etc.

(a) The Company has the power and authority to execute and deliver this Agreement and, subject to the Stockholder Approval, to perform its obligations under this Agreement. The Special Committee and the Board of Directors have unanimously approved the Recapitalization.

(b) Each of (i) the execution and delivery by the Company of this Agreement and (ii) subject to the Stockholder Approval, the performance by the Company of its obligations hereunder, including the issuance and delivery of the Common Stock and Series D Preferred Stock to be issued hereunder, has been duly authorized by all requisite corporate action on the part of the Company.

Section 2.4  Validity.  This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 2.5  Governmental Approvals; Consents.  Subject to the accuracy of the representations and warranties of the Investors set forth in Article III and except for applicable filings, notices and approvals, if any, required by applicable federal, state and foreign laws and regulations or Governmental Authorities (as defined below) governing securities, and check and money order and money transmission businesses (including the filing with and clearance by the SEC of the Proxy Statement (as defined below)), no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental or regulatory agency, court, instrumentality or securities exchange (each, a “Governmental Authority”) is or will be necessary for the valid execution, delivery and performance of this Agreement by the Company or the issuance and delivery of the Common Stock and Series D Preferred Stock, as applicable, to be issued hereunder to the Investors.

Section 2.6  No Conflicts.  Except as disclosed on Schedule 2.6, neither the execution, delivery and performance by the Company of this Agreement and any documents ancillary hereto, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions hereof and thereof, will (A) violate or conflict with its certificate of incorporation or bylaws, (B) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the material terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which it may be bound, or to which the Company or any of its subsidiaries or any of the properties or assets of the Company or any of its subsidiaries may be subject, or (C) subject to receipt of the Stockholder Approval, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree of any Governmental Authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets; except, in the case of clauses (B) and (C), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole.

Section 2.7  Brokers and Finders.  Except as disclosed on Schedule 2.7, neither the Company nor any of its subsidiaries nor any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

Section 2.8  J.P. Morgan Letter.  The Special Committee has received the J.P. Morgan Letter, setting forth a range of values for the Series B Preferred Stock and Series B-1 Preferred Stock, in the aggregate, as of the date thereof, and subject to the various assumptions and qualifications set forth therein. J.P. Morgan has not withdrawn the J.P. Morgan Letter, and J.P. Morgan has authorized the Company to include the J.P. Morgan Letter and/or references thereto in the Proxy Statement. A correct and complete copy of the J.P. Morgan Letter has been delivered to the Investors (IT BEING ACKNOWLEDGED AND AGREED THAT SUCH J.P. MORGAN LETTER IS ADDRESSED SOLELY TO THE SPECIAL COMMITTEE AND IS INTENDED SOLELY FOR THE BENEFIT AND USE OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS IN CONSIDERING THE RECAPITALIZATION).

ARTICLE III

REPRESENTATIONS, WARRANTIES AND AGREEMENT OF THE INVESTORS

Each of the Investors, severally and not jointly, represents and warrants to and agrees with the Company as of the date hereof and on the Closing Date as follows:

Section 3.1  Organization.  Such Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite limited partnership power (or the equivalent thereto) and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 3.2  Authorization.  Such Investor has the limited partnership power (or the equivalent thereto) and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by such Investor of this Agreement and the conversion of the Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, by such Investor, have been duly authorized by all requisite action on the part of such Investor.

Section 3.3  Validity.  This Agreement has been duly executed and delivered by such Investor. This Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms.

Section 3.4  Purchase for Investment.  Such Investor acknowledges that the Common Stock or Series D Preferred Stock, as applicable, to be issued to such Investor pursuant to this Agreement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder or under any state securities laws. Such Investor (i) is acquiring the Common Stock or Series D Preferred Stock, as applicable, for its own account pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to distribution in violation of the securities laws, (ii) will not sell or otherwise dispose of any of the Common Stock or Series D Preferred Stock, as applicable, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Common Stock or Series D Preferred Stock, as applicable, and of making an informed investment decision and (iv) is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act. Such Investor has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, prospects of the Company and its subsidiaries and acknowledges that such Investor has been provided access to the personnel, properties, premises and records of the Company and its subsidiaries for such purposes. In entering into this Agreement, such Investor has relied solely upon its own investigation and analysis and the specific representations and warranties of the Company set forth in Article II of this Agreement

Section 3.5  Governmental Approvals; Consents.  Except for (A) filings required by applicable federal and state securities laws and (B) compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, no registration or filing with, or consent or approval of, or other action by, any Governmental Authority or any other third person or entity is or will be necessary by such Investor for the valid execution, delivery and performance of this Agreement or the acquisition of the Common Stock or Series D Preferred Stock, as applicable, to be issued hereunder.

Section 3.6  No Conflicts.  Neither the execution, delivery and performance by such Investor of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by such Investor with any of the provisions thereof, will (A) violate or conflict with its certificate of limited partnership, partnership agreement, limited liability company agreement, certificate of incorporation or bylaws, as applicable, (B) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of such Investor under any of the material terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Investor is a party or by which it may be bound, or to which such Investor or any of the properties or assets of such Investor may be subject, or (B) materially violate any statute, rule or regulation or, to the knowledge of any Investor, any judgment, ruling, order, writ, injunction or decree applicable to such Investor or any of its properties or assets, except in the case of clauses (B) and (C) for such violations, conflicts and breaches as would not reasonably be expected to have a material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement.

Section 3.7  Ownership of Shares.  Such Investor is the record and beneficial owner of the issued and outstanding Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, listed opposite such Investor’s name on Exhibit A hereto, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind (other than transfer restrictions imposed under applicable securities laws, by the Purchase Agreement and the Amended and Restated Shareholders Agreement, dated as of March 17, 2008, by and among the THL Investors and the GS Investors (the “Shareholders Agreement”)).

Section 3.8  Brokers and Finders.  No such Investor nor any of its affiliates nor any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

Section 3.9  Proxy Statement Information.  None of the information supplied by such Investor in writing for inclusion in the Proxy Statement related to the Stockholder Meeting will, at the time such information is provided to the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1  Conditions Precedent to the Obligations of the Investors in connection with the Closing.  The respective obligations of each of the Investors to consummate the Recapitalization are subject to the satisfaction (or waiver by Investors holding, in the aggregate, at least 97% of the shares of Series B Preferred Stock (provided, however, that with respect to the conditions in the first sentence of Section 4.1(c) and Sections 4.1(e) and (f), such percentage shall be 100% of the shares of Series B Preferred Stock) and 100% of the Series B-1 Preferred Stock) of the following conditions at or prior to the Closing:

(a) Representations and Warranties to Be True and Correct.  The representations and warranties of the Company contained in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date hereof and on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, and each of the Investors shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance.  The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date, and each of the Investors shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Legal Proceedings.  On the Closing Date, no Governmental Authority shall have issued any order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Recapitalization. There shall not be any action, litigation or proceeding instituted, commenced or pending by or before any Governmental Authority that could reasonably be expected to prevent, or result in substantial damages with respect to, the consummation of the transactions contemplated by this Agreement.

(d) Necessary Approvals.  All necessary governmental approvals, including regulatory approvals, and necessary third party consents shall have been obtained, and the Board of Directors shall not have modified or withdrawn the Recommendation (as defined herein).

(e) Stockholder Approval.  (i) The Recapitalization and all actions necessary to effectuate the Recapitalization that require approval by the Company’s stockholders under applicable law or requirements of a national securities exchange or any other matter that requires shareholder approval pursuant to this Agreement shall have been approved by the affirmative vote of a majority of the outstanding shares of the Common Stock and Series B Preferred Stock (on an as-converted basis), voting as a single class, present in person or by proxy at the Stockholders’ Meeting, and (ii) the Recapitalization shall have been approved by the affirmative vote of a majority of the outstanding shares of Common Stock (not including the Series B Stock or any other stock of the Company held by any Investor), present in person or by proxy at the Stockholders’ Meeting (such approvals, collectively, the “Stockholder Approval”).

(f) Listing on New York Stock Exchange; Registration.  At the Closing, the shares of Common Stock issued pursuant to this Agreement and the shares of Common Stock issuable upon conversion of the Series D Preferred Stock issued pursuant to this Agreement (collectively, the ‘‘Shares”) shall be duly listed and admitted and authorized for trading, subject to official notice of issuance, on the New York Stock Exchange (the “NYSE”). The Company shall have filed a pre-effective amendment to its registration statement on Form S-3 (the “Registration Statement”) such that the Registration Statement shall include the sale and resale of all of the Shares and the Series D Preferred Stock.

(g) Financing.  The Company shall have received such financing (the ‘‘Financing”) in an amount and on terms reasonably acceptable to Thomas H. Lee Equity Fund VI, L.P. (“THL Fund VI”) and the GS Investors in order to consummate the transactions contemplated by this Agreement, it being understood that Financing on terms, taken as a whole, not materially less favorable to the Company than those set forth on the term sheet attached hereto as Annex B shall be deemed to be reasonably acceptable to THL Fund VI and the GS Investors.

(h) No Material Adverse Effect.  There has been no event, development, circumstance or occurrence since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(i) Closing of Other Investors.  Such other Investors shall have consummated, or will consummate simultaneously, the actions required by them to consummate the Recapitalization such that at least 97% of the shares of Series B Preferred Stock and 100% of the Series B-1 Preferred Stock will be converted in accordance with the terms of this Agreement at the Closing.

(j) Amendment to the Registration Rights Agreement.  The Company shall have delivered an executed counterpart to the Registration Rights Amendments to the Investors.

Section 4.2  Conditions Precedent to the Obligations of the Company in Connection with the Closing.  The obligations of the Company to consummate the Recapitalization are subject to the satisfaction (or waiver by the Company, which waiver shall require approval by the Special Committee) of the following conditions at or prior to the Closing:

(a) Representations and Warranties to Be True and Correct.  The representations and warranties of each Investor contained in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of each Investor contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date hereof and on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

(b) Performance.  Each Investor shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date.

(c) Legal Proceedings.  On the Closing Date, no Governmental Authority shall have issued any order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Recapitalization.

There shall not be any action, litigation or proceeding instituted, commenced or pending by or before any Governmental Authority that could reasonably be expected to prevent, or result in substantial damages with respect to, the consummation of the transactions contemplated by this Agreement.

(d) Necessary Approvals.  All necessary governmental approvals, including regulatory approvals, and necessary third party consents shall have been obtained.

(e) Stockholder Approval.  The Stockholder Approval shall have been obtained.

(f) Listing on New York Stock Exchange.  At the Closing, the Shares shall be duly listed and admitted and authorized for trading, subject to official notice of issuance, on the NYSE.

(g) Financing.  The Company shall have received Financing an amount and on terms reasonably acceptable to the Company in order to consummate the transactions contemplated by this Agreement, it being understood that Financing on terms, on the whole, not materially less favorable to the Company than those set forth on the term sheet attached hereto as Annex B shall be deemed to be reasonably acceptable to the Company.

(h) Closing of Other Investors.  The Investors shall have consummated, or will consummate simultaneously, the actions required by them to consummate the Recapitalization such that at least 97% of the shares of Series B Preferred Stock and 100% of the Series B-1 Preferred Stock will be converted in accordance with the terms of this Agreement at the Closing.

(i) DTC Matters.  The Company shall have received the consent of The Depository Trust Company, as the record holder of the Second Lien Notes, to the amendment to the Indenture as approved by the GS Note Purchasers as the beneficial holders of the Second Lien Notes (the “DTC Approval”).

(j) Amendment to the Registration Rights Agreement.  The THL Investors and the GS Investors shall have delivered executed counterparts to the Registration Rights Amendments to the Company.

ARTICLE V

COVENANTS

Section 5.1  Proxy Statement.  As promptly as practicable after the date hereof, but in any event within 14 days after the date of this Agreement, the Company shall, at its sole expense, prepare and file with the SEC, subject to the reasonable review and comment of the Investors and their counsel, a preliminary proxy statement relating to this Agreement and the transactions contemplated hereby; and the Company shall use commercially reasonable efforts to furnish the information required, subject to the reasonable review and comment of the Investors and their counsel, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and thereafter, within five business days of receiving SEC clearance, to mail the proxy statement to the Company’s stockholders. Such preliminary proxy statement as filed with the SEC and the proxy statement and all related proxy materials subsequently mailed to the stockholders of the Company (as amended and supplemented from time to time) are herein referred to as the “Proxy Statement.” Except to the extent otherwise determined by the Board of Directors in the exercise of its fiduciary duties, taking into account the advice of counsel, the Proxy Statement shall contain the Recommendation. The Investors shall as promptly as practicable provide the Company with all reasonable information concerning them which is reasonably necessary to be included in the Proxy Statement and shall as promptly as practicable correct any information provided by them for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect such that the information provided by the Investors for inclusion in the Proxy Statement will not, at the time of the mailing of the Proxy Statement and at the time of the Stockholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. The Company shall take all steps necessary to file with the SEC any amendment or supplement to the Proxy Statement as to correct the same and to cause the Proxy Statement as corrected to be disseminated to the Company’s stockholders, in each case to the extent required by applicable law.

Section 5.2  Stockholder Approval.

(a) The Company shall either (i) include one or more proposals, that in the aggregate encompass the matters that are subject to the Stockholder Approval (collectively, the ‘‘Stockholder Approval Matters”), for the purpose of obtaining the Stockholder Approval at the annual meeting of the Company’s stockholders to be held in 2011 or (ii) take all action necessary in accordance with applicable law and the Company’s certificate of incorporation and bylaws to duly call, give notice of, convene and hold a special meeting of the Company’s stockholders to take place as soon as reasonably possible following the date hereof for the purpose of obtaining the Stockholder Approval (such annual or special meeting, as applicable, the ‘‘Stockholders Meeting”).

(b) At the Stockholders Meeting, the Company shall present the Stockholder Approval Matters for the Stockholder Approval and the Investors entitled to vote on the Stockholder Approval Matters shall be present at the Stockholder Meeting in person or by proxy and will vote or cause to be voted all of the Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, held by it or its affiliates and entitled to vote on any Stockholder Approval Matter in favor of the approval of such Stockholder Approval Matter.

(c) The Board of Directors, acting on the recommendation of the Special Committee, shall, subject to its fiduciary duties under applicable law, recommend to the stockholders of the Company that they vote in favor of the approval of the Stockholder Approval Matters (the ‘‘Recommendation”).

Section 5.3  Shelf Registration Statement.  As promptly as practicable after the date hereof, the Company shall, at its sole expense, use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals, clearances and authorizations of, or any exemption by, all Governmental Authorities necessary or advisable in order to include all shares of Series D Preferred Stock to be issued pursuant to this Agreement in the Company’s pending shelf registration statement on file with the SEC. Upon receipt of the necessary approvals described in the preceding sentence (if any are needed), the Company shall as soon as practicable file a pre-effective amendment to the existing shelf registration statement to register the resale of the shares of Series D Preferred Stock to be issued pursuant to this Agreement (and any shares of Common Stock into which such shares of Series D Preferred Stock may be converted), or will file a post-effective amendment to the existing shelf registration statement, or a new shelf registration statement, to register the resale of the Series D Preferred Stock (and any shares of Common Stock into which such shares of Series D Preferred Stock may be converted), and in each case will use commercially reasonable efforts to cause any such shelf registration statement (either the existing shelf registration statement, the post-effective amendment to the shelf registration statement, or the new shelf registration statement) to become effective as soon as practicable.

Section 5.4  Other Agreements.

(a) Each of the Investors and the Company will cooperate and consult with the others and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals, clearances and authorizations of, or any exemption by, all Governmental Authorities (and in the case of the Company, also third parties) necessary or advisable to consummate the transactions contemplated by this Agreement. In particular, the Company will use commercially reasonable efforts to obtain the Financing, to receive the DTC Approval, to have the Registration Statement declared effective, and to have the Shares duly listed and admitted and authorized for trading, subject to official notice of issuance, on the NYSE. The Company will use commercially reasonable efforts to keep the Registration Statement effective with the SEC at all times and to refile such Registration Statement upon its expiration, and to cooperate in any shelf take-down (including, without limitation, any firm commitment underwritten offering) by amending or supplementing the prospectus related to such Registration Statement as may reasonably be requested by an Investor who holds any Shares or Series D Preferred Stock covered by such Registration Statement or as otherwise required, until such time as all Shares and shares of Series D Preferred Stock held by all Investors, as applicable, are freely transferable without restriction pursuant to Rule 144 promulgated under the Securities Act or any successor provision thereto or otherwise where no conditions of Rule 144 are then applicable (other than the holding period requirement in paragraph (d)(1)(ii) of Rule 144 so long as such holding period requirement is satisfied). For the avoidance of doubt, registration of the Shares pursuant to this Agreement, shall be effected pursuant to the terms of the Registration Rights Agreement, dated as of March 25, 2008, by and between the Company and the Investors (the ‘‘Registration Rights Agreement”) and shall be considered a Demand Registration (as defined in the Registration Rights Agreement) thereunder other than for purposes of Section 2.1(d) thereof; provided that (A) in the event that there is conflict between the terms of this Agreement and those of the Registration Rights Agreement, the terms of this Agreement shall govern and (B) in order to request registration of a Partner Distribution (as defined in the Registration Rights Agreement), the Investors shall notify the Company of the distribution to, and resale by, any partners of the Investors as promptly as practicable, but in no event later than 5 business days following the date hereof. Furthermore, nothing in this Agreement limits or qualifies the rights of any Investor pursuant to the Registration Rights Agreement. For the avoidance of doubt, any Transfer (as defined in the Shareholders Agreement) of the Shares made in reliance on the Registration Statement referred to in this Section 5.4(a) shall be deemed to have been made pursuant to the Registration Rights Agreement for purposes of Section 4.1(b) of the Shareholders Agreement.

(b) The THL Investors and the Company shall, between the date hereof and the Closing Date, monitor market conditions to determine whether the Company or any THL Investor will be required to make a filing under the HSR Act in order that the consummation of the transactions contemplated hereby may be effected on the anticipated Closing Date. In the event that any THL Investor determines that a filing under the HSR Act is required to be made by such Investor (the “Filing Investor”), which determination shall be made in a timeframe such that the filing and expiration or termination of any applicable waiting period under the HSR Act would not reasonably be expected to delay the anticipated Closing Date, (i) the Filing Investor shall notify the Company of such determination and (ii) the Filing Investor and the Company will use their commercially reasonable efforts to make all necessary filings and notifications with respect to, and obtain any necessary expiration or termination of any applicable waiting period under, the HSR Act.

(c) Each THL Investor and each GS Investor, as applicable, hereby consents to the amendments to the Company’s certificate of incorporation, Series B Certificate of Designations, Series B-1 Certificate of Designations and Series D Certificate of Designations set forth on Schedule 5.4 and agrees to execute and deliver such other documents as may be necessary to effect such amendments as requested by the Company.

(d) Each THL Investor and each GS Investor agrees to use its commercially reasonable efforts to cause each other THL Investor or GS Investor, respectively, to consummate the transactions contemplated by this Agreement.

(e) Each GS Investor hereby agrees that, effective as of the Closing, all rights of such GS Investor to designate a director to serve on the Board of Directors shall terminate and be of no further force and effect. Each Investor hereby agrees to take any such actions as may be reasonably necessary to effect the foregoing, including, without limitation, consenting to any amendments to the Company’s certificate of incorporation relating thereto to the extent the consent of such Investor is required. For the avoidance of doubt, such termination shall not decrease the number of Board Representatives (as defined in the Purchase Agreement) THL (as defined in the Purchase Agreement) has the right to designate pursuant to the Purchase Agreement, and the total number of votes to which the Board Representatives are entitled pursuant to the Purchase Agreement shall continue to be proportionate to the Investors’ (as defined in the Purchase Agreement) Common Stock ownership, calculated on a fully-converted basis.

(f) The parties agree to treat the transactions effected pursuant to the Recapitalization collectively as an exchange pursuant to a recapitalization within the meaning of Section 368(a)(1)(E) of the Code to which, in the case of the Investors, Section 354 and 356 of the Code apply, and not to take a position inconsistent with such treatment.

(g) Prior to February 28, 2012, the Company will provide the Investors with such information with respect to the earnings and profits of the Company for periods ending on or prior to December 31, 2011 (as determined for federal income tax purposes) as the Investors shall request.

(h) In connection with any sale, transfer or other disposition of any shares of Series D Preferred Stock by the GS Investors (including any sale, transfer or other disposition which results in the recipient acquiring Common Stock), the Company and the GS Investors agree to use their respective commercially reasonable efforts to take actions reasonably necessary and reasonably requested by the other consistent with the Series D Certificate of Designations, or any underwriter engaged in connection with such sale, transfer or disposition, in order to consummate such sale, transfer or disposition by the GS Investors in accordance with the Series D Certificate of Designations (including any sale, transfer or other disposition which results in the recipient acquiring Common Stock, including to the extent such potential sale, transfer or disposition is pursuant to a public offering, the Company agreeing to sell shares of Common Stock in such public offering and using the net proceeds from such sale to purchase shares of Series D Preferred Stock from the GS Investors, but only to the extent that the underwriter in such public offering advises the Company and the GS Investors that such structure is reasonably necessary for such underwriter to consummate the proposed public offering, it being understood that the Company’s obligations to take any action contemplated by this parenthetical shall be subject to the Company’s contractual limitations or restrictions, provided that the Company shall be required to use reasonable efforts to obtain a waiver or an amendment of such contractual limitations or restrictions), in each case, at the sole cost of the GS Investors selling, transferring or disposing of such shares (other than for any fees and expenses that are required to be paid or reimbursed by the Company pursuant to the Registration Rights Agreement).

(i) The Company, the GS Investors and THL Investors hereby amend, effective as of and subject to the Closing, the Registration Rights Agreement such that (i) the number of “Demand Registrations” (as defined in the Registration Rights Agreement) to be provided pursuant to Section 2.1 of the Registration Rights Agreement shall be increased from five (5) Demand Registrations to six (6) Demand Registrations and (ii) the terms “Registrable Securities” (as defined in the Registration Rights Agreement) shall include all Shares and Series D Preferred Stock issued pursuant to this Agreement (such amendments, the “Registration Rights Amendments”), and the Company, the GS Investors and the THL Investors agree to evidence such amendments in a separate document to the extent requested by any one of them.

(j) The GS Investors and the THL Investors hereby amend, effective as of and subject to the Closing, the Shareholders Agreement, such that (i) the GS Parties (as defined in the Shareholders Agreement) shall be entitled to exercise two of the six Demand Registrations provided pursuant to the Registration Rights Agreement, (ii) the term “Securities” (as defined in the Shareholders Agreement) shall include all Shares and Series D Preferred Stock issued pursuant to this Agreement and (iii) at the start of the day on the nine (9) month anniversary of the Closing Date, SPCP Group, LLC shall cease to be a party to the Shareholders Agreement without any further action or formality on the part of any party thereto and the Shareholders Agreement shall be deemed amended accordingly on such date, and the GS Investors and the THL Investors agree to evidence such amendments in a separate document to the extent requested by any one of them.

(k) The amendments referred to in Section 5.4(i) and 5.4(j) hereof are without limitation upon, and do not qualify or detract from, the obligations of the Company pursuant to Section 5.3 and 5.4(a) hereof or the obligations of the Investors pursuant to Section 5.4(d) hereof.

ARTICLE VI

MISCELLANEOUS

Section 6.1  Restrictive Legends.

(a) Each certificate representing the Common Stock or Series D Preferred Stock issued in connection with this Agreement, and any shares of capital stock received in respect thereof, whether by reason of a stock split, reverse stock split or share reclassification thereof, a stock dividend thereon or otherwise, shall be stamped or otherwise imprinted with the following legend:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO A PRIVATE TRANSACTION SET FORTH IN SECTION 4.5 OF THAT CERTAIN AMENDED AND RESTATED PURCHASE AGREEMENT

DATED AS OF MARCH 17, 2008 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE OTHER PARTY OR PARTIES NAMED THEREIN. A COPY OF THE PROVISIONS OF SUCH AGREEMENT SETTING FORTH SUCH RESTRICTIONS ON TRANSFER IS ON FILE WITH THE SECRETARY OF THE ISSUER. FOR THE AVOIDANCE OF DOUBT, SUCH RESTRICTIONS DO NOT CREATE ANY LIMITATIONS OR OTHERWISE AFFECT IN ANY MANNER ANY TRANSACTION THAT IS NOT A PRIVATE TRANSACTION. FOR EXAMPLE, SUCH RESTRICTIONS DO NOT APPLY TO ANY RESALE PURSUANT TO A REGISTRATION STATEMENT.”

A stock certificate for any such securities issued to transferee of any such certificate shall not contain such legend unless the transferee is an affiliate of an Investor. In addition, upon request of an Investor, the above legend shall be removed upon the expiration of the applicable transfer restrictions set forth in the Purchase Agreement.

(b) Each certificate representing the Common Stock or Series D Preferred Stock issued in connection with this Agreement, and any shares of Common Stock received in respect thereof, whether by reason of a stock split, reverse stock split or share reclassification thereof, a stock dividend thereon or otherwise, shall be also stamped or otherwise imprinted with the following legend:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

Upon request of an Investor holding Common Stock or Series D Preferred Stock issued in connection with this Agreement and upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that the above legend is no longer required under applicable securities laws, the Company shall promptly cause the above legend to be removed from any certificate for any Common Stock or Series D Preferred Stock so to be transferred.

Section 6.2  Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by written agreement of the Company (with the approval of the Special Committee), the THL Investors and the GS Investors;

(ii) by the Company, the THL Investors or the GS Investors if the Closing shall not have been consummated on or before the date 180 days after the date of this Agreement; provided, that, the right to terminate this Agreement pursuant to this Section 6.2(a)(ii) shall not be available to any party whose failure to fulfill an obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur prior to the date that is 180 days after the date of this Agreement; or

(iii) by the Company, the THL Investors or the GS Investors if consummation of the transactions contemplated hereby to be consummated on the Closing Date would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

(b) The party desiring to terminate this Agreement pursuant to Section 6.2(a)(ii) or (iii) hereof shall promptly give notice of such termination to the other party.

(c) If this Agreement is terminated as permitted by this Section 6.2, this Agreement shall be void and have no effect, without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) willful and material failure of any party to fulfill a condition to the performance of the obligations of the other parties, (ii) willful and material failure of any party to perform a covenant of such party in this Agreement or (iii) willful and material breach by any party hereto of any representation or warranty contained herein, such party shall be fully liable for any and all losses incurred or suffered by the other parties as a result of such willful and material failure or breach; provided further, that, under no circumstances shall any Investor have any liability to any other Investor under this Section 6.2(c). The provisions of this Article VI shall survive any termination hereof pursuant to this Section 6.2.  Notwithstanding any other provision of this Agreement, no party shall be liable to any other party for any indirect, consequential, special, incidental or punitive damages.

Section 6.3  Survival.  Each of the representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement and the Closing, and, except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

Section 6.4  Amendment.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party.

Section 6.5  Waiver; Remedies Cumulative.  The conditions to each party’s obligation to consummate the transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege, nor will any waiver of any right, power or privilege operate to waive any other subsequent right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.6  Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 6.7  Governing Law; Jurisdiction.  This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to its conflicts of law principles. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Delaware Chancery Court for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

Section 6.8  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.9  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to any other party or parties will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

if to the Company, to:

MoneyGram International, Inc.
2828 N. Harwood St., 15th Floor
Dallas, Texas
Fax: 214-451-6921
Attn: Chief Executive Officer

and

Special Committee of the Board of Directors
c/o W. Bruce Turner
1185 North Main Road
Jamestown, RI 02835
Fax: 401-423-9919

with copies to:

Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Fax: (214) 999-7857
Attn: Alan J. Bogdanow

Jones Day
2727 North Harwood Street
Dallas, Texas 75201-1515
Fax: (214) 969-5100
Attn: Mark E. Betzen

if to the THL Investors to:

c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, Massachusetts 02110
Fax: (617) 227-3514
Attn: Thomas M. Hagerty
      Seth W. Lawry
      Scott L. Jaeckel

with a copies to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Fax: (617) 772-8333
Attn: James Westra, Esq.

Cleary, Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Fax: (212) 225-3999
Attn: John Palenberg

if to the GS Investors to:

c/o Goldman, Sachs & Co.
200 West Street
New York, New York 10282
Fax: (212) 357-5505
Attn: Edward Pallesen
      Bradley Gross

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Fax: (212) 859-4000
Attn: Robert Schwenkel, Esq.
      David Shaw, Esq.

Section 6.10  Press Releases and Public Announcements.  All public announcements or disclosures relating to this Agreement shall be made only if mutually agreed upon by the Company and the Investors except to the extent such disclosure is reasonably believed by the Company or the Investors following consultation with counsel to be required by law or by regulation (including any applicable exchange); provided that prior to making any such required disclosure the disclosing party shall use its commercially reasonable efforts to consult with the Company or the Investors, as applicable.

Section 6.11  Entire Agreement, Etc.  This Agreement (including any Exhibits and Schedules hereto), the Purchase Agreement (including any Exhibits and Schedules thereto) and the management rights letters dated as of March 25, 2008 between Investors and the Company constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof, and no party may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the prior written consent of each other party to this Agreement (any attempted assignment in contravention hereof being null and void).

Section 6.12  Captions; Drafting.  The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 6.13  No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto or permitted transferees of an Investor, any benefit right or remedies.

Section 6.14  Specific Performance.  The transactions contemplated by this Agreement are unique. Accordingly, the Company and each of the respective Investors, severally and not jointly, acknowledge and agree that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to seek a decree of specific performance, provided that such party hereto is not in material default hereunder. The parties hereto agree that, if for any reason a party shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party may have against another party for any failure to perform its obligations under this Agreement including the right to seek damages for a material breach of any provision of this Agreement, and all rights, powers and remedies available (at law or in equity) to a party in respect hereof by the other party shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party. Nothing in this Section 6.14 shall be deemed to limit or vitiate the exercise by any Investor of discretion or judgment to the extent that the performance hereunder by such Investor is expressly subject to discretion or judgment.

Section 6.15  Expenses.  The Company shall pay all reasonable out-of-pocket expenses incurred by the Investors in connection with or arising out of the due diligence, negotiation, documentation and consummation of the Recapitalization, including, without limitation, any costs and expenses incurred in connection with any legal proceedings arising out of or relating to the transactions contemplated hereunder and any fees and expenses associated with filings required by the HSR Act in connection with the transactions contemplated hereunder. The Company shall bear its own expenses (including fees and expenses of legal counsel, financial advisors and other representatives and consultants) in connection with the negotiation, documentation and consummation of the transactions contemplated hereunder.

[The remainder of this page intentionally has been left blank.]

IN WITNESS WHEREOF, the Company and the Investors have executed this Agreement as of the day and year first above written.

COMPANY:

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Pamela H. Patsley
Name:     Pamela H. Patsley
Title: Chief Executive Officer

[signature page to the Recapitalization Agreement]

THL INVESTORS:

THOMAS H. LEE EQUITY FUND VI, L.P.

By:	THL EQUITY ADVISORS VI, LLC, its general partner

By:	THOMAS H. LEE PARTNERS, L.P., its sole member

By:	THOMAS H. LEE ADVISORS, LLC, its general partner

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty
Title: Managing Director

THOMAS H. LEE PARALLEL FUND VI, L.P.

By:	THL EQUITY ADVISORS VI, LLC its general partner

By:	THOMAS H. LEE PARTNERS, L.P., its sole member

By:	THOMAS H. LEE ADVISORS, LLC, its general partner

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty
Title: Managing Director

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.

By:	THL EQUITY ADVISORS VI, LLC its general partner

By:	THOMAS H. LEE PARTNERS, L.P., its sole member

By:	THOMAS H. LEE ADVISORS, LLC, its general partner

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty
Title: Managing Director

[signature page to the Recapitalization Agreement]

GREAT WEST INVESTORS L.P.

By:	THOMAS H. LEE ADVISORS, LLC its attorney-in-fact

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty
Title: Managing Director

PUTNAM INVESTMENTS EMPLOYEES’
SECURITIES COMPANY III LLC

By:	PUTNAM INVESTMENTS HOLDINGS LLC its managing member

By:	PUTNAM INVESTMENTS, LLC its managing member

By:	THOMAS H. LEE ADVISORS, LLC its attorney-in-fact

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty
Title: Managing Director

THL COINVESTMENT PARTNERS, L.P.

By:	THOMAS H. LEE PARTNERS, L.P. its general partner

By:	THOMAS H. LEE ADVISORS, LLC its general partner

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty
Title: Managing Director

[signature page to the Recapitalization Agreement]

THL OPERATING PARTNERS, L.P.

By:	THOMAS H. LEE PARTNERS, L.P. its general partner

By:	THOMAS H. LEE ADVISORS, LLC its general partner

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty
Title: Managing Director

THL EQUITY FUND VI INVESTORS (MONEYGRAM), LLC

By:	THL EQUITY ADVISORS VI, LLC, its general partner

By:	THOMAS H. LEE PARTNERS, L.P., its sole member

By:	THOMAS H. LEE ADVISORS, LLC, its general partner

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty
Title: Managing Director

SPCP GROUP, LLC

By:	Silver Point Capital, L.P. Its Investment Manager

By:	/s/ Frederick H. Fogel
Name:     Frederick H. Fogel
Title: Authorized Signatory

[signature page to the Recapitalization Agreement]

GS INVESTORS:

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ John Bowman
Name:     John Bowman
Title: Attorney in Fact

GS CAPITAL PARTNERS VI FUND, L.P.

By:	GSCP VI Advisors, L.L.C., its General Partner

By:	/s/ John E. Bowman
Name:     John E. Bowman
Title: Vice President

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

By:	GSCP VI Offshore Advisors, L.L.C., its General Partner

By:	/s/ John E. Bowman
Name:     John E. Bowman
Title: Vice President

[signature page to the Recapitalization Agreement]

GS CAPITAL PARTNERS VI GmbH & Co. KG

By:	GS Advisors VI, L.L.C., its Managing Limited Partner

By:	/s/ John E. Bowman
Name:     John E. Bowman
Title: Vice President

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By:	GS Advisors VI, L.L.C., its General Partner

By:	/s/ John Bowman
Name:     John Bowman
Title: Vice President

GSMP V ONSHORE US, LTD.

By:	/s/ John E. Bowman
Name:     John E. Bowman
Title: Vice President

GSMP V OFFSHORE US, LTD.

By:	/s/ John E. Bowman
Name:     John E. Bowman
Title: Vice President

GSMP V INSTITUTIONAL US, LTD.

By:	/s/ John E. Bowman
Name:     John E. Bowman
Title: Vice President

[signature page to the Recapitalization Agreement]

Exhibit A*

					Series D	Series D
				Common	Preferred	Preferred
			Common Stock	Stock to be	Stock to be	Stock to be
			to be Received	Received at	Received at	Received at		Additional
			at Closing per	Closing per	Closing per	Closing per	Additional	Series D
			Section 1.1	Section 1.1	Section 1.1	Section 1.1	Common	Preferred
	Series B	Series B-1	(d)(i) if	(d)(i) if	(d)(i) if	(d)(i) if	Stock to be	Stock to be	Cash to be
	Preferred	Preferred	Closing Date	Closing Date	Closing Date	Closing Date	Received at	Received at	Received at
	Stock	Stock	is before	is on or after	is before	is on or after	Closing per	Closing per	Closing per
	Currently	Currently	June 24,	June 24,	June 24,	June 24,	Section 1.1	Section 1.1	Section 1.1
Investor	Held	Held	2011	2011	2011	2011	(d)(iv)	(d)(iv)	(d)(iii)

THL INVESTORS:
THOMAS H. LEE EQUITY FUND VI, L.P.	267,106.40	-0-	154,564,687	159,315,651	-0-	-0-	15,196,933	-0-	75,984,664.51
THOMAS H. LEE PARALLEL FUND VI, L.P.	180,870.24	-0-	104,662,983	107,880,083	-0-	-0-	10,290,554	-0-	51,452,772.14
THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.	31,594.40	-0-	18,282,522	18,844,485	-0-	-0-	1,797,553	-0-	$8,987,766.34
THL EQUITY FUND VI INVESTORS (MONEYGRAM), LLC	1,000	-0-	578,663	596,450	-0-	-0-	56,895	-0-	$284,473.40
THL COINVESTMENT PARTNERS, L.P.	762.98	-0-	441,507	455,078	-0-	-0-	43,409	-0-	$217,046.94
THL OPERATING PARTNERS, L.P.	940.00	-0-	543,944	560,663	-0-	-0-	53,481	-0-	$267,404.99
GREAT-WEST INVESTORS, L.P.	1,363.26	-0-	788,867	813,115	-0-	-0-	77,562	-0-	$387,810.35
PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III LLC	1,362.73	-0-	788,560	812,799	-0-	-0-	77,532	-0-	$387,659.58
SPCP GROUP, LLC	10,000.00	-0-	5,786,634	5,964,502	-0-	-0-	568,947	-0-	$2,844,733.98
GS INVESTORS:
THE GOLDMAN SACHS GROUP, INC.	-0-	7,500.00	-0-	-0-	4,339.9753	4,473.3761	-0-	426.710	$2,133,550.49
GS CAPITAL PARTNERS VI FUND, L.P.	-0-	98,959.63	-0-	-0-	57,264.3116	59,024.4851	-0-	5,630.276	$28,151,381.69
GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.	-0-	82,311.14	-0-	-0-	47,630.4385	49,094.4889	-0-	4,683.066	$23,415,328.31
GS CAPITAL PARTNERS VI GMBH & CO. KG	-0-	3,517.03	-0-	-0-	2,035.1741	2,097.7307	-0-	200.100	$1,000,500.34
GS CAPITAL PARTNERS VI PARALLEL, L.P.	-0-	27,212.21	-0-	-0-	15,746.7096	16,230.7274	-0-	1,548.230	$7,741,150.14
GSMP V OFFSHORE US, LTD.	-0-	30,562.55	-0-	-0-	17,685.4293	18,229.0388	-0-	1,738.847	$8,694,233.03
GSMP V ONSHORE US, LTD.	-0-	20,454.47	-0-	-0-	11,836.2542	12,200.0735	-0-	1,163.751	$5,818,753.45
GSMP V INSTITUTIONAL US, LTD.	-0-	1,982.98	-0-	-0-	1,147.4750	1,182.7457	-0-	112.821	$564,103.64

* This Exhibit A is subject in all respects to Section 1.1(f) of the Agreement.

Appendix B

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MONEYGRAM INTERNATIONAL, INC.

It is hereby certified that:

1. The name of the corporation (which is hereinafter referred to as the Corporation) is “MoneyGram International, Inc.”

2. Article XIII of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

Article XIII

(A) At any time the investors that are party to the Purchase Agreement (as defined below) or their respective affiliates (collectively, the “Investors”) have the right pursuant to Section 4.1(b) of the Purchase Agreement to appoint individuals to be nominated for election to the Board of Directors (“Board Representatives”) to serve as directors of the Corporation, affiliates of Thomas H. Lee Partners, L.P. (“THL”) (or its permitted successors or assigns) shall have the right to designate two (2) to four (4) Board Representatives (the “THL Board Representatives”), which THL Board Representatives, if elected as directors, together shall be authorized to vote (with each THL Board Representative having equal votes) on all matters occasioning action by the Board of Directors a total number of votes equal to the number of directors that the Investors would be entitled to designate pursuant to Section 4.1(b) of the Purchase Agreement in order to have Proportional Representation (as defined below) on the Board of Directors in the absence of this Article XIII. Each director other than the THL Board Representatives shall have one (1) vote. For the purposes of this Amended and Restated Certificate of Incorporation, “Proportional Representation” shall mean the number of Board Representatives (rounded to the nearest whole number) that the Investors would need to appoint (in the absence of this Article XIII) in order for the number of Board Representatives appointed by the Investors as compared to the number of directors constituting the entire Board of Directors to be proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis. For the purposes of this Amended and Restated Certificate of Incorporation, the “Purchase Agreement” shall mean that certain Amended and Restated Purchase Agreement, dated as of March 17, 2008, between the Corporation and the purchasers named therein, including all schedules and exhibits thereto, as the same may be amended from time to time.

(B) At any time the right of the Investors to appoint Board Representatives pursuant to this Article XIII is in effect, all references in this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation and any other charter document of the Corporation, each as may be amended from time to time, to “a majority of the directors,” “a majority of the remaining directors,” “a majority of the Whole Board,” “a majority of the total number of directors that the Corporation would have if there were no vacancies” and similar phrases shall give effect to the proportional voting provisions of this Article XIII such that the references to a “majority” shall mean a “majority of the votes of the directors.

3. The amendments of the Amended and Restated Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

B-1

IN WITNESS WHEREOF, said MoneyGram International, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its [          ] this    th day of [          ], 2011.

MONEYGRAM INTERNATIONAL, INC.

By
Name:
Title:

B-2

Appendix C

J.P. Morgan

March 7, 2011

Transaction Review Special Committee of the Board of Directors
MoneyGram International, Inc.

2828 N. Harwood Street
Dallas, Texas 75201

Members of the Special Committee:

The Transaction Review Special Committee (the “Special Committee”) of the Board of Directors of MoneyGram International, Inc. (the “Company”) has requested our view as to the aggregate range of values for the Company’s outstanding Participating Convertible Preferred Stock (the “Preferred Stock”) in connection with the Special Committee’s consideration of a negotiated conversion into Common Stock (a “Transaction”) of all of the outstanding shares of Preferred Stock, including the shares of Preferred Stock held by affiliates of Goldman, Sachs & Co. (collectively, “GS”) and affiliates and co-investors of Thomas H. Lee Partners, L.P. (collectively, “THL,” and together with GS, the “Holders”).

In connection with preparing this letter, we have (i) reviewed certain publicly available business and financial information concerning the Company and the industry in which it operates; (ii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company’s Common Stock and certain publicly traded securities of such other companies; (iii) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the Company’s business; (iv) reviewed the terms of the Preferred Stock including terms relating to dividends, voting rights, redemption rights, and liquidation preference; (v) reviewed the range of potential values for the Preferred Stock implied by certain financial industry pricing models used for valuation of convertible securities; (vi) reviewed the terms and conditions of the Company’s credit agreements and its senior secured second lien notes; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this letter.

Our review and analysis specifically took into account the following considerations:

•	The terms of the Preferred Stock, including terms relating to dividends, voting rights, redemption rights, and liquidation preference;
•	Alternative scenarios relating to the Company’s future ability and election to pay dividends on the Preferred Stock in cash or in additional securities;
•	The Holders’ option to redeem the Preferred Stock after March 2018 or upon a change of control;
•	The Company’s option to redeem the Preferred Stock if, after March 2013, the Common Stock trades above $15.00 for a period of thirty consecutive trading days;
•	The historical and market-implied volatility for the Company’s Common Stock; and
•	Financial industry pricing models used for valuation of convertible securities

In addition, we have held discussions with certain members of the management of the Company with respect to the Preferred Stock, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

383 Madison Avenue, Floor 39, New York. New York 10179

J.P. Morgan Securities Inc.

C-1

In giving our view, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Special Committee or the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Special Committee or the Company with respect to such issues.

Our view is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect our view expressed herein and that we do not have any obligation to update, revise, or reaffirm this view. This letter does not constitute an opinion as to the fairness, from a financial point of view or otherwise, of the terms of any Transaction, including the consideration to be paid by the Company in any such Transaction, and we express no view as to the underlying decision by the Company to engage in any such Transaction. We are expressing no view herein as to the price at which the Company’s Common Stock, Preferred Stock, or any other security will trade at any future time.

We are acting as financial advisor to the Special Committee in connection with its consideration of a potential Transaction and other potential transaction alternatives and will receive a fee from the Company for such services, which include the delivery of this letter. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the past we and our affiliates have provided certain investment banking and commercial banking services to the Company and the respective Holders or certain of their affiliates or portfolio companies, for customary compensation, including acting as the Company’s financial advisor in connection with its recapitalization and equity investment by the Holders in March 2008. Our commercial banking affiliate also acts as administrative agent for and is a lender under certain of the Company’s existing senior secured credit facilities, as well as providing treasury and foreign exchange services to the Company, for which such affiliate receives compensation or other financial benefits. We also anticipate that we or one of our affiliates may act as arranger with respect to the refinancing of the Company’s senior secured credit facilities and will receive customary compensation for such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the respective Holders or their affiliates or portfolio companies for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our view as of the date hereof that the Preferred Stock has an aggregate range of values between $1.8 billion and $2.5 billion.

This letter is provided solely for the benefit of the Special Committee and the Board of Directors of the Company in connection with and for the purposes of their evaluation of the proposed Transaction, and is not on behalf of, and shall not confer rights or remedies upon, any shareholder, creditor or any other person other than the Special Committee and the Board of Directors of the Company or be used or relied upon for any other purpose, This letter may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval or as otherwise permitted by that certain engagement letter, dated August 6, 2010, between J.P. Morgan Securities LLC (then known as J.P. Morgan Securities Inc.), the Company and the Special Committee. For the avoidance of doubt, we confirm that this letter may be reproduced in full in any proxy or information statement relating to the Transaction distributed by the Company to its stockholders.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

C-2

MONEYGRAM INTERNATIONAL, INC.
2828 N. HARWOOD
15TH FLOOR
DALLAS, TX 75201

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M35065-S79198 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MONEYGRAM INTERNATIONAL, INC.

THE BOARD OF DIRECTORS OF MONEYGRAM INTERNATIONAL, INC. RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER ONE

1. To consider and vote on a proposal

For ☐ Against ☐ Abstain ☐

THE BOARD OF DIRECTORS OF MONEYGRAM INTERNATIONAL, INC. RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER TWO

For ☐ Against ☐ Abstain ☐

THE BOARD OF DIRECTORS OF MONEYGRAM INTERNATIONAL, INC. RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL

For ☐ Against ☐ Abstain ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com.

M35066-S79198

MONEYGRAM INTERNATIONAL, INC.
Special Meeting of Stockholders
Wednesday, May 18, 2011 8:00 AM Central Daylight Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Pamela H. Patsley and Timothy C. Everett, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock or Series B Participating Convertible Preferred Stock of MONEYGRAM INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 8:00 AM, Central Daylight Time on May 18, 2011 at The Dallas/Plano Marriott at Legacy Town Center located at 7120 Dallas Parkway, Plano, Texas and any adjournment or postponement thereof.

Attention participants in the Moneygram International, Inc. 401(k) Plan: If you are a participant in MoneyGram's 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary, Fiduciary Counselors. The Independent Fiduciary shall instruct the Trustee, Wells Fargo Bank N.A. The Independent Fiduciary shall follow each participant's instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently. Your proxy must be received no later than 11:59 PM, Eastern Time, on May 15, 2011 so that the Trustee has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side